Exhibit (b)

TERMS AND CONDITIONS TO CREDIT AND SECURITY AGREEMENT

-i-

-ii-

APPENDIX 1	-	Loan Summary
APPENDIX 2	-	Haircut Methodology
APPENDIX 3	-	Notice Information; Information Regarding Collateral
EXHIBIT A	-	Form of Borrowing Request
EXHIBIT B	-	Form of Optional Prepayment Notice
EXHIBIT C	-	Form of [Commitment Increase][Renewal][Commitment Decrease][Reallocation] Request
EXHIBIT D	-	Form of Borrower Closing Certificate
EXHIBIT E	-	Reserved
EXHIBIT F-1	-	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT F-2	-	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT F-3	-	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT F-4	-	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT G		Form of Note
EXHIBIT H		Form of Liquidity Report
EXHIBIT I		Form of Valuation Statement

-iii-

TERMS AND CONDITIONS TO CREDIT AND SECURITY AGREEMENT

Upon execution of the Loan Summary by each of the Borrower, Administrative Agent, Collateral Agent and Initial Lender on the Closing Date, each of the parties thereto, and the other Lenders from time to time, agree to the following terms and conditions:

ARTICLE I

DEFINITIONS

Section 1.01 Single Agreement. This Terms and Conditions to Credit and Security Agreement and the Loan Summary and any Exhibits, Schedules and Appendices hereto shall form a single agreement (collectively, as amended, restated, supplemented or otherwise modified from time to time, this “Credit and Security Agreement”).

Section 1.02 Defined Terms. Capitalized terms used in this Credit and Security Agreement but not defined in this Section 1.02 shall have the meanings set forth in the Loan Summary. Capitalized terms used and not defined herein or in the Loan Summary that are defined in Articles 1, 5, 8 or 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the “UCC”) shall have the respective meanings set forth therein. As used in this Credit and Security Agreement, the following terms shall have the meanings specified below:

“Acceptable Accounting Firm” has the meaning set forth in the Loan Summary.

“Additional Closing Deliverables” has the meaning set forth in the Loan Summary.

“Administration Agreement” has the meaning set forth in the Loan Summary.

“Administrative Agent” means Credit Suisse International, in its capacity as the administrative agent under the Loan Documents, together with its successors and assigns.

“Administrator” has the meaning set forth in Loan Summary.

“Affiliate” means, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Facility” means each other facility, documented pursuant to a “loan summary” (other than the Loan Summary) attached to a terms and conditions to credit and security agreement by and among Borrower, Administrative Agent, Collateral Agent and Initial Lender.

“Agents” means, collectively, the Administrative Agent and the Collateral Agent, and “Agent” means either one of them.

“Aggregate Collateral Value” means, at any time, the sum of all Market Values of all of the Borrower’s Equity Interests in Investment Funds held in the Custody Account in which the Borrower is permitted to invest pursuant to Section 5.07 and which are subject to a perfected first priority security interest (solely with respect to priority, subject to Permitted Custodial Liens) in favor of the Collateral Agent.

“Aggregate Exposure” means, at any date of determination, the sum of the aggregate outstanding principal amount of the Loans on such date including any Fees and interest capitalized pursuant to Sections 2.04(b) and 2.05(a) and any Fees and interest accrued but not yet paid or capitalized and any Credit Support Amount.

“Aggregate Exposure Percentage” means, at any date of determination, with respect to any Lender, the fraction expressed as a percentage, where (a) the numerator is a dollar amount equal to the aggregate outstanding principal amount of the Loans of such Lender on such date including any Fees and interest capitalized thereon pursuant to Sections 2.04(b) and 2.05(a) and any Fees and interest accrued but not yet paid or capitalized thereon and (b) the denominator is a dollar amount equal to the Aggregate Exposure on such date.

[Redacted].

“Anti-Corruption Laws” means any Applicable Law relating to or concerning the prevention of corruption or bribery, including, without limitation, the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1 et seq.).

“Anti-Terrorism Laws” means any Applicable Law relating to money laundering or terrorism, including, without limitation, the Bank Secrecy Act, the USA PATRIOT Act, and any executive orders or regulations promulgated thereunder.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Applicable Percentage” means, for any day, (i) with respect to each Tranche, the Applicable Percentage set forth in the definition of Tranche Terms with respect to such Tranche and (ii) with respect to any Secured Obligations other than those described in clause (i) of this definition, the Applicable Percentage set forth in the definition of Tranche Terms with respect to Tranche S.

“Asset Coverage” means, as of any date of determination as set forth herein, the Borrower’s “asset coverage” (as defined in Section 18(h) of the Investment Company Act) of “senior securities representing an indebtedness” (as defined in Section 18(g) of the Investment Company Act), in each case, as computed on such date of determination (without regard to the provisions of Section 18(a) regarding the timing of asset coverage requirements, or the provisions of Section 18(b)) with the outstanding Loans constituting “senior securities representing an indebtedness” without regard to whether such Loans are for “temporary purposes” or otherwise excludable from the definition of “senior securities representing an indebtedness” under Section 18(g) of the Investment Company Act.

“Assignment and Assumption” has the meaning set forth in Section 9.03.

“Bail-In Action” means the exercise of any Write-down and Conversion Powers.

“Bail-In Legislation” means: (a) in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; (b) in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation; (c) in relation to the United Kingdom, the UK Bail-In Legislation.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for U.S. dollar-denominated syndicated or bilateral credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Credit and Security Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of LIBOR with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent, in consultation with the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated or bilateral credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent, [Redacted], decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent, [Redacted], decides is reasonably necessary in connection with the administration of this Credit and Security Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to LIBOR: (1) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (x) the date of the public statement or publication of information referenced therein and (y) the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR; or (2) in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to LIBOR:

(a) a public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR;

(b) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, which states that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR announcing that LIBOR is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent by notice to the Borrower, so long as the Administrative Agent has not received, by such date, written notice of objection to such Early Opt-in Election from the Borrower.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning set forth in the Loan Summary.

“Borrower Closing Certificate” means a certificate from a Borrower Responsible Officer substantially in the form attached hereto as Exhibit D.

“Borrower Responsible Officer” means each of the Persons listed on Exhibit D to the Borrower Closing Certificate; provided that solely for the purpose of delivering a Borrowing Request pursuant to Section 2.02, the Borrower Responsible Officers shall include any of the individuals listed in an external signing authority matrix delivered to the Administrative Agent at the email address specified by the Administrative Agent for purposes of such delivery (which external signing authority matrix may be updated from time to time by Borrower); provided further that each such Borrowing Notice shall be executed by two such individuals, one of which is designated as “Authorized” under the column titled “Fedwire/Cash Disbursement” and the other “Authorized” under any other column therein.

“Borrowing Date” has the meaning set forth in Section 2.02(b).

“Borrowing Request” means a request by the Borrower in accordance with the terms of Section 2.02 and substantially in the form of Exhibit A, or such other form as shall be approved by the Administrative Agent.

“Business Day” means any day other than a Saturday, Sunday or day on which banks in New York City and London are authorized or required by law to close; provided however, that when used in connection with the calculation of LIBOR, the term “Business Day” means any day other than a Saturday, Sunday or day on which banks in London are authorized or required by law to close.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof, maturing within one year from the date of acquisition thereof, (b) commercial paper or other marketable debt securities maturing no more than one year from the date of creation thereof and currently having a rating of “A-1” (or the then equivalent grade) or better from Standard & Poor’s Ratings Group, “Prime-1” (or the then equivalent grade) or better from Moody’s Investors Service, Inc. or “F-1” (or the then equivalent grade) or better from Fitch Ratings, (c) certificates of deposit maturing no more than one year from the date of creation thereof issued by commercial banks incorporated under the laws of the United States of America having combined capital, surplus and undivided profits of not less than $300,000,000 and having a senior unsecured rating of “A” or better by an internationally recognized rating agency or an equivalent rating from a nationally recognized rating agency of the country in which such commercial bank is incorporated, in each case, as reasonably determined by the Collateral Agent (an “A Rated Bank”), (d) time deposits maturing no more than thirty (30) days from the date of creation thereof with A Rated Banks and (e) money market funds complying with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act.

“Change in Law” means, after the date of this Credit and Security Agreement, (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of, or compliance by the Administrative Agent or any Lender (or by any lending office of such Lender or by such Lender’s holding company, if any) with, any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all regulations, requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (ii) all laws, regulations, requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Change of Control” has the meaning set forth in the Loan Summary.

“Closing Date” has the meaning set forth in the Loan Summary.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning set forth in Section 10.01.

“Collateral Agent” means Credit Suisse International, in its capacity as collateral agent under the Collateral Documents, together with its successors and assigns.

“Collateral Documents” has the meaning set forth in the Loan Summary.

[Redacted].

“Commercial Tort Claims” has the meaning set forth in Section 9-102 of the UCC.

“Commitment” has the meaning set forth in the Loan Summary.

“Commitment Decrease Request” means a request sent by the Borrower in accordance with the terms of Section 2.03(j), and substantially in the form of Exhibit C setting forth the amount of such proposed decrease in the Commitment and the Tranche FX Commitment, the Tranche L Commitment and/or the Tranche S Commitment.

“Commitment Fee” means, with respect to each Tranche, a fee equal to the Commitment Fee Rate with respect to such Tranche multiplied by an amount determined daily, equal to (a) the Tranche Commitment with respect to such Tranche minus (b) at any date of determination, the sum of all outstanding Loans with respect to such Tranche on such date, including in each case any interest and Fees capitalized pursuant to Sections 2.04(b) and 2.05(a), and after giving effect to any borrowing of Loans and prepayments or repayments of Loans occurring on such date.

“Commitment Fee Rate” means, with respect to any Tranche, the Commitment Fee Rate set forth in the definition of Tranche Terms with respect to such Tranche.

“Commitment Floor” has the meaning set forth in the Loan Summary.

“Commitment Increase Request” means a request sent by the Borrower in accordance with the terms of Section 2.03(e), and substantially in the form of Exhibit C setting forth the amount of such proposed increase in the Commitment and the Tranche FX Commitment, Tranche L Commitment and/or the Tranche S Commitment.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” has the meaning set forth in the Loan Summary.

“Credit and Security Agreement” has the meaning set forth in the introductory paragraph hereto.

“Credit Support Amount” means, for any day on which a Credit Support Amount is determined, the greater of (a) zero and (b) the sum of (i) the amount (if any) determined by the CS Counterparty that would be payable by the Borrower under all CS Derivative Transactions to the CS Counterparty pursuant to Section 6(e)(ii)(2) of such CS Derivative Master Agreement as if such CS Derivative Transactions were being terminated as of that day and (ii) the CS Permitted Derivative Independent Amount.

“Credit Support Fee” has the meaning set forth in the Loan Summary.

“Credit Support Fee Rate” has the meaning set forth in the Loan Summary.

“CS Counterparty” means Credit Suisse International or any Affiliate of Credit Suisse International that is a party to any CS Derivative Master Agreement.

“CS Derivative Master Agreement” means any ISDA Master Agreement entered into by a CS Counterparty and the Borrower on or following the Closing Date, together with any schedules and annexes thereto and confirmations thereunder.

“CS Derivative Settlement Amount” means, in respect of any CS Derivative Transaction which has been closed out or otherwise terminated, any amount which is due to be paid to the CS Counterparty under the relevant CS Derivative Transaction as a result of such close out or termination.

“CS Derivative Transaction” means a Derivative Contract entered into under any CS Derivative Master Agreement.

“CS Permitted Derivative Independent Amount” has the meaning set forth in the Loan Summary.

“Custodian” has the meaning set forth in the Loan Summary.

“Custody Account” has the meaning set forth in the Loan Summary.

“Custody Agreement” has the meaning set forth in the Loan Summary.

“Debtor Relief Laws” means Title 11 of the United States Code or any other Federal, state, provincial or foreign bankruptcy, insolvency, receivership or similar law from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition which upon notice, lapse of time or both or, with respect to any event or condition specified in Article VII, the lapse of any other cure period, would constitute an Event of Default.

“Default Rate” has the meaning set forth in the Loan Summary.

“Derivative Contracts” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, repurchase agreements, reverse repurchase agreements or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other similar master agreement, including all obligations or liabilities under any such master agreement and related appendices.

“Disqualified Lender” has the meaning set forth in the Loan Summary.

“Diversification Event” means the Diversification Factor (as defined in Appendix 2) at any time being less than the Minimum Diversification Factor.

“Diversification Factor” has the meaning set forth in Appendix 2.

“dollars” or “$” means lawful money of the United States of America.

“Dual Control Period” shall mean a period commencing upon the date on which the Custodian receives a Notice of Dual Control and ending upon the date on which the Custodian receives a Notice of Rescission.

“Early Opt-in Election” means the occurrence of: (1) a determination by the Administrative Agent that at least three currently outstanding U.S. dollar-denominated syndicated or bilateral credit facilities at such time contain (as a result of amendment or as originally executed) as a benchmark interest rate, in lieu of LIBOR, a new benchmark interest rate to replace LIBOR, and (2) the election by the Administrative Agent to declare that an Early Opt-in Election has occurred and the provision by the Administrative Agent of written notice of such election to the Borrower; provided that, in the case of this clause (2), [Redacted].

“Early Termination Fee” means a fee in an amount equal to the Commitments (before giving effect to such termination) multiplied by the Early Termination Fee Rate multiplied by a fraction (a) the numerator of which is the number of days from and including the date of such termination to but not including the next Early Termination Fee Date and (b) the denominator of which is 360.

“Early Termination Fee Date” means the first anniversary of the Closing Date and each anniversary thereof.

“Early Termination Fee Rate” has the meaning set forth in the Loan Summary.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“Effective Date” has the meaning set forth in any Commitment Increase Request, Commitment Decrease Request, Renewal Request or Reallocation Request, as the case may be, which has been approved and countersigned by the Administrative Agent.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust, interests in a capital account or other equity ownership interests in a Person.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended (or any successor legislation thereto) and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Evaluation Date” has the meaning set forth in the Loan Summary.

“Event of Default” has the meaning set forth in Article VII.

“Excluded Accounts” has the meaning set forth in the Loan Summary.

“Excluded Property” has the meaning set forth in Section 10.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.10(a), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.10(e) or (g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Executing Entity” means any Person (other than a natural Person) executing any Loan Documents on behalf of the Borrower, or authorizing the Transactions or the execution of the Loan Documents, including by resolutions or otherwise.

“Existing Indebtedness” has the meaning set forth in the Loan Summary.

“FATCA” means Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof or any agreement entered into pursuant to Section 1471(b) of the Code, or U.S. or non- U.S. fiscal or regulatory legislation, rules, guidances notes, or practices adopted pursuant to any intergovernmental agreement entered into in connection with implementation of such Sections of the Code or analogous provisions of non-U.S. law.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Federal Securities Laws” have the meaning set forth in Section 10.03(c).

“Fees” means the Commitment Fee, the Early Termination Fee, the Credit Support Fee and any other fees and expenses payable hereunder.

“Foreign Lender” means a Lender that is not a U.S. Person.

[Redacted].

“GAAP” means, with respect to the accounting principles employed by any Person in preparing its financial statements, either (a) United States generally accepted accounting principles or (b) international accounting standards adopted by the International Accounting Standards Committee, in each case that are applicable to the circumstances as of the date of determination, applied on a consistent basis.

“Governing Documents” means the Organization Documents of the Borrower, the Prospectus, the Administration Agreement, the Custody Agreement, and the Management Agreement.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“ICA Affiliate” has the meaning set forth in Section 3.08(c).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such Person for borrowed money or deposits or advances of any kind (including overdrafts), (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments or any other obligations upon which interest charges are customarily paid, (c) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), letters of guaranty, bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations of such Person to pay the deferred purchase price of property or services (other than current accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (e) indebtedness (including prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, (f) capital leases, synthetic leases and any other transactions which take the place of or are the functional equivalent of borrowing, (g) all obligations of such Person to post margin or collateral (however characterized) under any Derivative Contract or prime brokerage, securities account, options or similar agreements and all derivative exposure of such Person in respect of any Derivative Contracts, and (h) all Guarantees of such Person in respect of any of the foregoing. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.04(b).

“Information” has the meaning set forth in Section 9.15.

“Initial Lender” means Credit Suisse International.

“Interest Accrual Date” means with respect to any Loan for any Interest Period applicable thereto, the Rollover Date immediately following the last day of such Interest Period or, with respect to any Interest Period which ends on the Maturity Date, the Maturity Date.

“Interest Period” means, with respect to any Loan or other amount (a) initially, the period commencing on the Borrowing Date of such Loan or the date such amount otherwise accrued and extending up to, but not including, the next succeeding Rollover Date and (b) thereafter, the period commencing on each Rollover Date and extending up to, but not including, the next succeeding Rollover Date; provided that any Interest Period that would otherwise end after the Maturity Date shall end on the Maturity Date.

“Investment” means (a) any Equity Interests in, evidence of indebtedness of, or other securities (including any option, warrant or other right to acquire any of the foregoing) of, another Person, (b) any loan or advance to, or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation, interest or other investment in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.

“Investment Company Act” means the Investment Company Act of 1940, and the rules and regulations of the SEC thereunder, as modified or interpreted by orders of the SEC, or other interpretative releases or letters issued by the SEC or its staff, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

“Investment Fund” has the meaning set forth in Appendix 2.

“Investor Redemption Event” means, with respect to any fiscal quarter of the Borrower, the receipt by the Borrower of one or more redemption requests from its investors with respect to redemptions under the Borrower’s Organization Documents occurring during such fiscal quarter.

“KYC Compliant” means any Person who has satisfied all requests for information from the Lenders for “know-your-customer” and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies and who would not result in any Lender being non-compliant with any such rules and regulations and related policies were such Person to enter into a banking relationship with such Lender; including any information required to be obtained pursuant to the Beneficial Ownership Regulation.

“Lender” means any lender party hereto from time to time (and together with the Initial Lender the “Lenders”).

“Leverage Limitation” has the meaning set forth in the Loan Summary.

“LIBOR” means, with respect to any Loan for any Interest Period, an interest rate per annum equal to the product of (a) the rate per annum for a three month period determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two (2) Business Days prior to the commencement of such Interest Period by reference to the ICE Benchmark Administration Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the ICE Benchmark Administration as an authorized information vendor for the purpose of displaying such rates) and (b) Statutory Reserves; provided, that if the calculation of LIBOR results in a LIBOR rate of less than zero (0), LIBOR shall be deemed to be zero (0) for all purposes.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien (statutory or other), pledge, encumbrance, hypothecation, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” has the meaning set forth in Section 2.01.

“Loan Documents” means this Credit and Security Agreement, the Collateral Documents, the Payoff Documents, any Renewal Request, Notes (if any) any Commitment Increase Request, any Commitment Decrease Request, any Reallocation Request, any CS Derivative Master Agreement and any other notes, instruments, assignments, contracts, consents, notices or other documents executed and delivered or required to be executed or delivered pursuant to any of the foregoing.

“Loan Summary” means a loan summary substantially in the form of Appendix 1 executed by each of the Borrower, the Collateral Agent, the Administrative Agent and each Lender dated as of the Closing Date, as amended, restated, replaced, supplemented or otherwise modified from time to time.

“Local Counsel” has the meaning set forth in the Loan Summary.

“Management Agreement” has the meaning set forth in the Loan Summary.

[Redacted].

“Manager” has the meaning set forth in the Loan Summary.

“Margin Stock” has the meaning assigned to such term in Regulation U of the Board (as from time to time in effect and all official rulings and interpretations thereunder or thereof).

“Market Value” has the meaning set forth in Appendix 2.

“Material Adverse Effect” means a material adverse effect on (a) (i) the business, assets (including the Collateral), liabilities, operations, condition (financial or otherwise), operating results or prospects of the Borrower or (ii) the ability of the Manager to perform its obligations under the Management Agreement and the Governing Documents of the Borrower or to perform any other duties owed by the Manager to the Borrower, (b) the ability of the Borrower or the Manager to perform any of its obligations under any Loan Document to which it is a party, (c) the legality, validity or enforceability of any Loan Document or (d) the rights of or benefits available to the Secured Parties under any Loan Document.

[Redacted].

“Material Investor Redemption Event” means, with respect to any fiscal quarter of the Borrower, the receipt by the Borrower of one or more redemption requests from its investors with respect to redemptions under the Borrower’s Organization Documents occurring during such fiscal quarter, which redemptions represent more than 50% of the Net Equity of the Borrower.

“Maturity Date” means the earliest of (a) the Scheduled Maturity Date, (b) the date upon which the Commitments terminate pursuant to Section 2.03(b), Sections 2.06(b) or (c), Section 2.08(f) or Section 2.10(d) or (c) the date upon which the Secured Obligations become due and payable after the occurrence of an Event of Default.

“Maximum Aggregate Volatility” has the meaning set forth in the Loan Summary.

“Maximum Exposure” shall have the meaning set forth in the Loan Summary.

“Maximum Risk Ratio” has the meaning set forth in the Loan Summary.

“Minimum Asset Coverage” means Asset Coverage of 300%, or such other minimum Asset Coverage as shall be required pursuant to the Investment Company Act.

[Redacted].

“Minimum Diversification Factor” shall have the meaning set forth in the Loan Summary.

“Multiemployer Plan” means a “multiemployer plan,” within the meaning of Section 3(37) of ERISA.

“NAV” means, as of any date, the aggregate net asset value of the common shares of beneficial interest issued by the Borrower as determined in accordance with GAAP.

“NAV Event” shall mean the NAV of the Borrower at any time shall be less than the product of the NAV Percentage and the highest NAV of the Borrower during the period of twelve consecutive calendar months ended at or most recently prior to such time, or, if unavailable, the period commencing on the date of formation of the Borrower.

“NAV Percentage” has the meaning set forth in the Loan Summary.

“Net Equity” means, as of any date, the total assets of the Borrower minus the total liabilities of the Borrower as of such date, as determined in accordance with GAAP.

“Note” shall have the meaning set forth in Section 2.03(d).

“Notice of Dual Control” shall have the meaning set forth in the Control Agreement provided such notice may only be delivered subject to and in accordance with the terms of this Credit and Security Agreement.

“Notice of Exclusive Control” shall have the meaning set forth in the Control Agreement provided such notice may only be delivered subject to and in accordance with the terms of this Credit and Security Agreement.

“Notice of Rescission” means notice by the Collateral Agent to the Custodian that a Notice of Dual Control has been rescinded.

“OFAC” means the United States Department of the Treasury’s Office of Foreign Assets Control.

“Optional Prepayment Date” has the meaning set forth in Section 2.07(a).

“Organization Documents” means, the constituent documents of any Person together with any investment policies or guidelines as described in the Prospectus, including (a) with respect to any corporation or exempted company, the certificate or articles of incorporation and the bylaws or memorandum and articles of association, as applicable, (b) with respect to any limited liability company, the certificate or articles of formation or organization and the operating agreement or limited liability company agreement and (c) with respect to any partnership, joint venture, trust or other form of business entity, the certificate of limited partnership, certificate of registration or certificate or declaration of trust or the equivalent or comparable constitutive documents and any partnership, joint venture or other applicable agreement of formation, registration or organization, exempted limited partnership agreement, or governing instrument or, in each case, of any of the foregoing clauses (a) through (c), the equivalent or comparable constitutive documents and any agreement, instrument, filing, statement, notice or other document with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate, side letter or similar agreement, or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Permitted Indebtedness” has the meaning set forth in the Loan Summary.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Payment Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York City are authorized or required by law to close.

“Payoff Documents” has the meaning set forth in the Loan Summary.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Permitted Account” has the meaning set forth in the Loan Summary.

“Permitted Custodial Liens” means Liens described in clause (b) and (d) of the definition of Permitted Liens.

“Permitted Derivative Contract” has the meaning set forth in the Loan Summary.

“Permitted Indebtedness” has the meaning set forth in the Loan Summary.

“Permitted Liens” means (a) any Lien created under the Loan Documents (other than the Custody Agreement), (b) any Liens in favor of the Custodian permitted by the Control Agreement, (c) Liens for taxes not yet due or which are being contested in compliance with Section 5.02, (d) Liens on Excluded Accounts and Permitted Accounts in favor of the financial institutions at which such accounts are held for customary fees and out of pocket expenses incurred by such financial institution in connection with the routine maintenance and operation of the applicable Excluded Accounts or Permitted Accounts and, in the case of any Excluded Accounts or Permitted Accounts that are deposit accounts, Liens arising in the ordinary course of business under Article 4 of the UCC and (e) Liens on Excluded Accounts and the assets held therein created to secure Permitted Indebtedness and (f) the other Permitted Liens, if any, set forth in the Loan Summary.

“Permitted RIC Distribution” means distributions by the Borrower to its investors to the extent required to allow the Borrower to make sufficient distributions to qualify as a regulated investment company and to otherwise reduce or eliminate federal or state income or excise taxes payable by the Borrower in or with respect to any taxable year of the Borrower (or any calendar year, as relevant); provided that the amount of any such payments made in or with respect to any such taxable year (or calendar year, as relevant) of the Borrower shall not exceed 100% of the amounts that the Borrower would have been required to distribute to: (i) allow the Borrower to satisfy the minimum distribution requirements that would be imposed by Section 852(a) of the Code (or any successor thereto) to maintain its eligibility to be taxed as a regulated investment company for any such taxable year, (ii) reduce to zero for any such taxable year the Borrower’s liability for federal income taxes imposed on (x) its investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto) or (y) its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and (iii) reduce to zero the Borrower’s liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto).

“Permitted Subsidiary” has the meaning set forth in the Loan Summary.

“Person” means any natural person, corporation, exempted company, business trust, joint venture, association, company, limited liability company, partnership, exempted limited partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan within the meaning of Section 3(2) of ERISA (other than any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA) that is subject to Title IV of ERISA, or Section 412 of the Code, maintained for employees of the Borrower or any ERISA Affiliate or any such plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees or with respect to which the Borrower or any ERISA Affiliate otherwise has any liability or reasonable expectation of liability.

“Prime Brokerage Account” means a brokerage account maintained for the Borrower pursuant to a prime brokerage agreement or a “long-only” custody account maintained for the benefit of the Borrower.

“Process Agent” has the meaning set forth in the Loan Summary.

“Prospectus” has the meaning set forth in the Loan Summary.

“Reallocation Request” means a request sent by the Borrower in accordance with the terms of Section 2.03(g), and substantially in the form of Exhibit C setting forth the proposed reallocation of the Commitment and the Tranche FX Commitment, Tranche L Commitment, and/or the Tranche S Commitment under this Credit and Security Agreement and under an Affiliated Facility.

“Recipient” means the Administrative Agent or any Lender, as applicable.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Renewal Request” means a request sent by the Borrower in accordance with the terms of Section 2.03(f), and substantially in the form of Exhibit C setting forth the proposed Scheduled Maturity Date.

“Required Lenders” means (a) Lenders having Aggregate Exposure and an unused portion of the Commitment representing more than 50% of the sum of the total Aggregate Exposure and unused Commitment at such time (exclusive of any Loans or unused portion of the Commitments then owned or held by the Borrower or any of its Affiliates, if any) and, to the extent still a party to this Credit and Security Agreement, (b) the Initial Lender.

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

“Restricted Payments” has the meaning set forth in Section 6.06.

“Risk Ratio” means at any time the ratio, expressed as a percentage, of (a) the Aggregate Exposure at such time, divided by (b) the Aggregate Collateral Value at such time.

“Rollover Date” means the last calendar day of each month, or if such day is not a Payment Business Day, the next succeeding Payment Business Day; provided, however that neither the Closing Date nor the Maturity Date shall be a Rollover Date.

“Sanctioned Country” means a country, region or territory subject to a comprehensive sanctions program by OFAC or the U.S. Department of State or other applicable sanctions authorities (as of the Closing Date, including Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time; (b) a Person that is the subject of any sanctions administered or enforced by OFAC or the U.S. Department of State or other applicable sanctions authorities (collectively, “Sanctions”); (c) an agency of the government of, or an organization controlled by, a Sanctioned Country; or (d) a person resident in a Sanctioned Country.

“Scheduled Maturity Date” has the meaning set forth in the Loan Summary.

“SEC” means the Securities and Exchange Commission or any other Governmental Authority of the United States of America at the time administering the Securities Act or the Investment Company Act.

“Secured Obligations” means the unpaid principal amount of, and interest (including, without limitation, interest and fees accruing after the maturity of the Loans and interest accruing after the commencement of any proceeding under any Debtor Relief Laws relating to the Borrower, whether or not a claim for post-filing or post-petition interest or fees is allowed in such proceeding) on the Loans, all amounts owing by the Borrower under any CS Derivative Master Agreement and all other obligations and liabilities of the Borrower to the Agents, the Lenders and any of the other Secured Parties, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which arise under, or out of or in connection with any Loan Document, and any other document made, delivered or given in connection therewith or herewith, whether on account of principal, interest, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Agents or to the Lenders that are required to be paid by the Borrower pursuant to the terms any Loan Document) or otherwise.

“Secured Parties” means the Initial Lender, each Lender, the Collateral Agent, the Administrative Agent, any CS Counterparty and any other holder of any of the Secured Obligations from time to time.

“Securities Act” means the United States Securities Act of 1933, as amended from time to time.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Statutory Reserves” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate, or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D of the Board. Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent or (c) the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, liabilities, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties, arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Threshold Amount” has the meaning set forth in the Loan Summary.

“Tranche” means each tranche of Loans available hereunder, with there being the following tranches on the Closing Date: (i) Loans constituting the Tranche FX Loan (“Tranche FX”), (ii) Loans constituting the Tranche L Loan (“Tranche L”), (iii) Loans constituting the Tranche S Loan (“Tranche S”) and (iv) Loans constituting the Tranche U Loan (“Tranche U”).

“Tranche Commitment” means (i) with respect to Tranche FX, the Tranche FX Commitment and (ii) with respect to Tranche L, the Tranche L Commitment, and (iii) with respect to Tranche S, the Tranche S Commitment.

“Tranche FX Commitment” means the Tranche Commitment set forth in the definition of Tranche Terms with respect to Tranche FX, as adjusted pursuant to any Commitment Increase Request, Commitment Decrease Request or Reallocation Request.

“Tranche FX Loan” means all or a portion of the outstanding principal amount of the Loans allocable to Tranche FX arising due to Loans and any Fees and interest capitalized thereon.

“Tranche L Commitment” means the Tranche Commitment set forth in the definition of Tranche Terms with respect to Tranche L, as adjusted pursuant to any Commitment Increase Request, Commitment Decrease Request or Reallocation Request.

“Tranche L Loan” means all or a portion of the outstanding principal amount of the Loans allocable to Tranche L arising due to Loans and any Fees and interest capitalized thereon.

“Tranche S Commitment” means the Tranche Commitment set forth in the definition of Tranche Terms with respect to Tranche S, as adjusted pursuant to any Commitment Increase Request, Commitment Decrease Request or Reallocation Request.

“Tranche S Loan” means all or a portion of the outstanding principal amount of the Loans allocable to Tranche S arising due to Loans and any Fees and interest capitalized thereon.

“Tranche Terms” has the meaning set forth in the Loan Summary.

“Tranche U Loan” means all or a portion of the outstanding principal amount of the Loans allocable to Tranche U arising due to Loans and any Fees and interest capitalized thereon.

“Transactions” means the execution, delivery and performance by the Borrower of the Loan Documents, the borrowing and repayment of Loans hereunder, the application of the proceeds of each Loan, the repayment of all Existing Indebtedness (if any) required to be repaid on the Closing Date, the granting of liens under the Collateral Documents, any CS Derivative Transaction and the payment of all fees, expenses and other amounts due and payable hereunder.

“UK Bail-In Legislation” means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“UCC” has the meaning set forth in Section 1.02.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law September 26, 2001)).

“Valuation Statement” means, with respect to any Collateral, a statement prepared by the Custodian at the request of the Borrower in the form of Exhibit I, or such other form as agreed to in writing by the Collateral Agent in its sole discretion, which in any event will be in an electronic format as a spreadsheet, and be based upon (a) reports from the Investment Funds (or the investment managers of such Investment Funds) setting forth the updated fair market valuations, dates of such valuations and performance data for each of Borrower’s Equity Interest in each Investment Fund and (b) the amount of any cash held in the Custody Account.

“Volatility” means the annualized standard deviation of the twelve most recent monthly returns of the Borrower, for the most recent period of twelve months, as calculated in accordance with the following formula:

Where: “Ri” is the monthly dollar return for the Borrower as calculated by the Collateral Agent in good faith and in a commercially reasonable manner,

“Mr” is the mean of the set of returns for the last N months, and

“N” is 12.

“Volatility Event” shall mean the Volatility exceeds the Maximum Aggregate Volatility.

“Withholding Agent” means the Borrower and the Administrative Agent.

“Write-down and Conversion Powers” means: (a) in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; (b) in relation to any other applicable Bail-In Legislation other than the UK Bail-In Legislation: (i) any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and (ii)any similar or analogous powers under that Bail-In Legislation; and (c) in relation to the UK Bail-In Legislation any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.03 Terms Generally. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Except as otherwise expressly provided herein, (a) any definition of or reference to any agreement, instrument or other document or any law or regulation herein shall, unless otherwise specified, be construed as referring to such agreement, instrument, other document, law or regulation as from time to time amended, restated, supplemented or otherwise modified (but only if such amendment, restatement, supplement or modification complies with any restrictions set forth herein or in any Loan Document), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns permitted hereby and by the other Loan Documents or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons, (c) references herein to Articles, Sections and Exhibits shall be deemed references to Articles and Sections of, and Exhibits to, this Credit and Security Agreement unless the context shall otherwise require, (d) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, except as otherwise specifically prescribed herein (provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Person at “fair value”, as defined therein) and (e) any reference to any statute or regulation shall include any amendments or supplements of same and any successor statutes and regulations, together with all rules, regulations, interpretations, interpretative releases and staff letters promulgated or issued thereunder.

Section 1.04 Separate Agreements: Each “loan summary” annexed here to, along with the terms and conditions set out herein, constitutes a separate “credit and security agreement.” Notwithstanding anything else set out herein, the rights and obligations of each party under this Credit and Security Agreement are several and distinct from the rights and obligations of any such party under another “credit and security agreement” documented pursuant to a “loan summary” other than Loan Summary attached hereto.

ARTICLE II

THE REVOLVING CREDIT FACILITIES

Section 2.01 Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, the Lender:

(a) agrees to make advances to the Borrower for the purpose of settling any CS Derivative Settlement Amount (any such deemed advance not to exceed the CS Derivative Settlement Amount), from time to time on or after the date hereof until the Maturity Date, which deemed advances shall constitute Tranche FX Loans and which shall be in an aggregate principal amount at any time outstanding (x) not to exceed the aggregate CS Derivative Settlement Amount at such time and (y) that will not result in (A) the Tranche FX Loans exceeding the Tranche FX Commitment, or (B) the Aggregate Exposure exceeding any Leverage Limitation, or (C) the Aggregate Exposure exceeding the Maximum Exposure or (D) the Asset Coverage being less than the Minimum Asset Coverage (and any such deemed advance shall, when funded, automatically satisfy all or a portion of the CS Derivative Settlement Amount payable by the Borrower to the relevant CS Counterparty);

(b) agrees to make advances to the Borrower, from time to time on or after the date hereof until the Maturity Date, which advances shall constitute Tranche L Loans and which shall be in an aggregate principal amount at any time outstanding that will not result in (A) the Tranche L Loans exceeding the Tranche L Commitment, or (B) the Aggregate Exposure exceeding any Leverage Limitation, or (C) the Aggregate Exposure exceeding the Maximum Exposure or (D) the Asset Coverage being less than the Minimum Asset Coverage;

(c) agrees to make advances to the Borrower, from time to time on or after the date hereof until the Maturity Date, which advances shall constitute Tranche S Loans and which shall be in an aggregate principal amount at any time outstanding that will not result in (A) the Tranche S Loan exceeding the Tranche S Commitment, or (B) the Aggregate Exposure exceeding any Leverage Limitation, or (C) the Aggregate Exposure exceeding the Maximum Exposure or (D) the Asset Coverage being less than the Minimum Asset Coverage; and

(d) may, in its sole discretion, make advances to the Borrower, from time to time on or after the date hereof until the Maturity Date, which advances shall constitute Tranche U Loans and which shall be in an aggregate principal amount at any time outstanding that will not result in (A) the Aggregate Exposure exceeding the Maximum Exposure, or (B) the Aggregate Exposure exceeding any Leverage Limitation or (C) the Asset Coverage being less than the Minimum Asset Coverage.

(any such advance set forth in 2.01(a), (b), (c) and (d), and any capitalization of interest or Fees pursuant hereto, a “Loan”). Within the limits set forth in this Section 2.01 and subject to the terms, conditions and limitations set forth in this Credit and Security Agreement, the Borrower may borrow, repay or prepay and reborrow Loans before the Maturity Date.

Section 2.02 Borrowing Request. (a) Each Loan requested shall be in an aggregate principal amount of at least $100,000 and integral multiples of $100,000 in excess thereof. Each Lender may at its option fund any Loan by causing any domestic or foreign branch or Affiliate of such Lender to fund such Loan.

(b) The Borrower shall notify the Administrative Agent of requests for Loans by electronic mail in .pdf format of a written Borrowing Request, [Redacted]. The date of any such proposed Loan (the “Borrowing Date”), shall be a Payment Business Day. The Administrative Agent shall promptly advise the Lenders of any Borrowing Request given pursuant to this Section 2.02. Unless otherwise specified in the Borrowing Request, the Lenders shall wire any funds for a Loan to the Custody Account.

Section 2.03 Evidence of Debt; Repayment of Loans; Accordion; Renewal. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the Lenders, on the Maturity Date, (i) the unpaid principal amount of all Loans, together with accrued interest thereon and (ii) any and all fees and other amounts payable hereunder. The Commitments shall automatically terminate on the Maturity Date.

(b) (i) The Borrower may upon not less than [Redacted]. days’ prior irrevocable written notice to the Administrative Agent permanently terminate the Commitments on any Payment Business Day in whole but not in part prior to the Scheduled Maturity Date; provided, however, that the Borrower shall pay to the Administrative Agent for the account of the Lenders, on the date of such termination, (A) the aggregate outstanding Loans, together with accrued interest thereon, (B) an Early Termination Fee, [Redacted]. and (C) any and all other fees and other amounts payable hereunder that have accrued through the date of such termination.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to the Lenders hereunder or, in the case of interest, capitalized in accordance with Section 2.05(a), (iii) the amount of any Fees capitalized in accordance with Section 2.04(b) and (iv) the amount of any sum received by the Administrative Agent (on behalf of itself or any Lender) hereunder from the Borrower. The entries made in such accounts shall be conclusive absent manifest error; provided, however, that the failure of the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations to repay all Secured Obligations in accordance herewith and, provided further, that in the event of any conflict between such accounts and the entries in the Register maintained pursuant to Section 9.03(b)(iii), the entries in the Register shall prevail.

(d) Promptly following request therefor from any Lender, the Borrower shall issue a revolving note (each, a “Note”), substantially in the form of Exhibit G attached hereto (each such Note together with each other note delivered in substitution or exchange therefor are collectively referred to as the “Notes”), with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Credit and Security Agreement. Upon receipt of written notice from any Lender of the loss, theft, destruction or mutilation of any Note and, in the case of any such loss, theft or destruction, upon receipt of such Lender’s unsecured indemnity agreement, or in the case of any such mutilation upon surrender and cancellation of such Note, the Borrower will make and deliver a replacement Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.

(e) Commitment Increase: The Borrower may request an increase in the Commitment and the Tranche FX Commitment, Tranche L Commitment, and/or the Tranche S Commitment then in effect by submitting a Commitment Increase Request setting forth such proposed Commitment and Tranche FX Commitment, Tranche L Commitment, and/or Tranche S Commitment not less than [Redacted]. Days’ prior to the proposed Effective Date. The amount of such Commitment Increase Request shall not be less than $5,000,000 and, if greater, $1,000,000 multiples thereof.

(f) Renewal Request: The Borrower may request an extension of the Scheduled Maturity Date then in effect by submitting a Renewal Request setting forth such proposed Scheduled Maturity Date [Redacted]. prior to the proposed Effective Date; [Redacted].

(g) Reallocation Request: Without prejudice to Section 1.04, the Borrower may request a reallocation of the Commitment and the Tranche FX Commitment, Tranche L Commitment and/or the Tranche S Commitment then in effect hereunder against the Commitment and the Tranche FX Commitment, Tranche L Commitment and/or the Tranche S Commitment then in effect under any Affiliated Facility by submitting a Reallocation Request setting forth such proposed reallocation not less than [Redacted]. prior to the proposed Effective Date of such reallocation; provided [Redacted]. The amount of such Reallocation Request shall not be less than $5,000,000 and, if greater, $100,000 multiples thereof.

(h) [Redacted].

(i) [Reserved]:

(j) Commitment Decrease Request. The Borrower may from time to time permanently reduce, in whole or in part, the Commitment and the Tranche FX Commitment, the Tranche L Commitment and/or the Tranche S Commitment then in effect by submitting a Commitment Decrease Request setting forth the proposed Commitment and the proposed Tranche FX Commitment, Tranche L Commitment and/or Tranche S Commitment. The Borrower shall pay to the Administrative Agent for the account of the Lenders, on the date of effectiveness of such decrease, an Early Termination Fee unless the Commitment Decrease Request is submitted either (i) in furtherance of a termination in whole of the Commitments that does not require payment of an Early Termination Fee in accordance with applicable language in the proviso in clause (b) above or (ii) after the occurrence of an Investor Redemption Event with respect to any fiscal quarter of the Borrower, and the following terms shall apply with respect to any Commitment Decrease Request submitted by the Borrower:

(i) the Borrower shall deliver the Commitment Decrease Request to the Administrative Agent not less than ten (10) days prior to the applicable Partial Reduction Date (as defined below);

(ii) the Commitment Decrease Request shall state (v) the date on which the reduction of the Commitment shall occur, which date shall be a Business Day after the end of such fiscal quarter (the “Partial Reduction Date”), (w) the amount by which the Commitment shall be reduced on such Partial Reduction Date (which amount shall not be less than $5,000,000, and, if greater, $1,000,000 multiples thereof), (x) that such notice is being delivered in connection with an Investor Redemption Event with respect to such fiscal quarter, (y) the aggregate dollar amount of redemptions that have or will have occurred during such fiscal quarter, and (z) the aggregate dollar amount of subscriptions that have or will have occurred during such fiscal quarter;

(iii) [Redacted].

(iv) [Redacted].

On the date of any reduction in whole of the Commitment pursuant to this Section 2.03(j) the Borrower shall pay to the Administrative Agent for the account of the Lenders, on the date of such termination, (i) the aggregate outstanding Aggregate Exposure, together with accrued interest thereon and (ii) any and all Fees and other amounts payable hereunder that have accrued through the date of such termination, with the exception of the Early Termination Fee, which shall be reduced to zero. Upon such payment, the Commitment shall be deemed to be terminated and the Maturity Date shall be deemed to have occurred.

Section 2.04 Fees. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the Lenders:

(i) a Commitment Fee with respect to each Tranche on each Rollover Date until the Commitments of the Lenders shall expire or be terminated as provided herein;

(ii) an Early Termination Fee on the Maturity Date [Redacted].

(iii) a Credit Support Fee on each Rollover Date until the Commitments of the Lenders shall expire or be terminated as provided herein.

(b) The Commitment Fee with respect to each Tranche and the Credit Support Fee shall each accrue daily. No later than two (2) Business Days prior to any Rollover Date, the Borrower shall notify the Administrative Agent in writing whether it will pay the Fees in cash on such Rollover Date. If the Borrower fails to provide such notice, or provides such notice but fails to pay the Commitment Fee or Credit Support Fee, as applicable, in cash to the Administrative Agent before 11:00 a.m., New York City time on such Rollover Date, the accrued but unpaid Fees payable on such Rollover Date pursuant to Section 2.04(a)(i) and (iii) shall, subject to Article IV and the other terms and conditions hereof, be automatically added to the principal amount of the Loans of the applicable Tranche (which, in the case of accrued but unpaid Fees payable pursuant to Section 2.04(a)(iii) shall be the Tranche FX Loan) and, in each case shall thereafter bear interest in accordance with Section 2.05. Once paid or capitalized pursuant to the preceding sentence, none of the Fees shall be refundable under any circumstances. All Fees shall be computed on the basis of the actual number of days elapsed over a year of 360 days. For the avoidance of doubt, the automatic addition of fees to the principal amounts of the applicable Tranche pursuant to this Section 2.04(b) shall be deemed to constitute a representation and warranty by the Borrower on the date of addition as to the matters specified in Section 4.01.

Section 2.05 Interest. (a) Subject to the provisions of Section 2.06 and clause (b) of this Section 2.05, the Loans shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to LIBOR for the Interest Period in effect for such Loan plus the Applicable Percentage with respect to any Tranche. The applicable LIBOR for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. All interest shall accrue daily, and be due and payable, in arrears, on each Interest Accrual Date and on the Maturity Date. No later than two (2) Business Days prior to any Interest Accrual Date, the

Borrower shall notify the Administrative Agent in writing whether it will pay interest on each Loan in cash on such Interest Accrual Date. If the Borrower fails to provide such notice, or provides such notice but fails to pay interest on each Loan in cash to the Administrative Agent before 11:00 a.m., New York City time on such Interest Accrual Date, interest on each Loan shall, subject to Article IV and the other terms and conditions hereof, be automatically added to the principal amount of such Loan on each Interest Accrual Date. For the avoidance of doubt, the automatic addition of interest on each Loan to the principal amount of such Loan, pursuant to this Section 2.05, shall be deemed to constitute a representation and warranty by the Borrower on the date of such addition as to the matters specified in Section 4.01.

(b) If the Borrower shall default in the payment of any principal of or interest on any Loan or any other amount due hereunder (including as a result of the failure of any capitalization of Fees or interest pursuant hereto or as a result of the terms and conditions of Article IV and other provisions hereof not being satisfied), by acceleration or otherwise, or under any other Loan Document, then, until such defaulted amount shall have been paid in full, to the extent permitted by law, such amount shall bear interest (after as well as before judgment), payable on demand (and if not paid, compounded on each Rollover Date), (i) in the case of principal or interest, at the rate otherwise applicable to such Loan plus the Default Rate and (ii) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to (A) the Alternate Interest Rate, plus (B) the Applicable Percentage, plus (C) the Default Rate.

(c) Any amounts due under Section 9.04 that are not paid promptly after written demand therefor in accordance with Section 9.04, shall, to the fullest extent permitted by Applicable Law, bear interest, after as well as before judgment, on each day that such amounts remain outstanding at the rate set forth in Section 2.05(b)(ii) above. Interest accrued at such rate on unpaid amounts due under Section 9.04 shall be payable on demand.

Section 2.06 Alternate Rate of Interest; Illegality. (a) In the event that:

(i) the Administrative Agent shall have [Redacted]. determined [Redacted]. prior to the commencement of any Interest Period (x) that dollar deposits in the principal amounts comprising such Loan are not generally available in the London interbank market, or (y) that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the [Redacted]. cost to the Lenders of making or maintaining such Loans during such Interest Period, or (z) that reasonable means do not exist for ascertaining LIBOR; or

(ii) a Lender shall have determined that any Change in Law shall make it unlawful for such Lender to make or maintain any Loan or to give effect to its obligations as contemplated hereby with respect to any Loan;

(b) [Redacted].

(c) [Redacted].

Section 2.07 Optional and Mandatory Prepayments. (a) The Borrower shall have the right from time to time on any Payment Business Day to prepay the Loans, in whole or in part, upon at least two (2) Business Days’ prior written notice (or telephone notice promptly confirmed by written notice) to the Administrative Agent before 12:00 noon, New York City time; provided, however, that (i) each partial prepayment under each Tranche shall be in a principal amount of at least $100,000 and integral multiples of $100,000 in excess thereof, or, if less, the entire principal amount then outstanding under such Tranche and (ii) the Borrower shall not make more than four (4) prepayments under this Section 2.07 in any calendar month. Each notice of prepayment shall be irrevocable, shall be substantially in the form of Exhibit B and shall specify the prepayment date (each, an “Optional Prepayment Date”) and the principal amount of each Tranche to be prepaid.

(b) [Redacted].

(c) All prepayments shall be subject to Section 2.09 but shall otherwise be without premium or penalty. All partial prepayments occurring on a Rollover Date may, and prepayment in whole shall, be accompanied by accrued and unpaid interest and Fees on the principal amount to be prepaid to but excluding the date of payment. All partial prepayments occurring on a date other than a Rollover Date shall consist of the principal amount to be prepaid only and all accrued and unpaid interest and Fees on the principal amount to be prepaid to but excluding the date of payment shall be added to the principal amount pursuant to Sections 2.04 and/or 2.05 (as applicable), in each case on the next succeeding Interest Accrual Date. In the case of each prepayment of Loans of any Tranche of less than the entire unpaid principal amount of the outstanding Loans of such Tranche, the prepayment of such Tranche shall be shared pro rata by the Lenders holding such Tranche according to each Lender’s pro rata share of outstanding Commitments of such Tranche.

Section 2.08 Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Credit and Security Agreement, if any Lender shall have determined that any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by such Lender (except any such reserve requirement that is reflected in LIBOR) or shall impose on such Lender or the London interbank market any other condition affecting this Credit and Security Agreement or Loans held by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan, then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such increased costs.

(b) If a Lender shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Credit and Security Agreement pursuant hereto to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender in its sole discretion to be material, then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) If, due to either (i) a Change in Law or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), which, in each case, occurs after the Closing Date, any Lender or the Administrative Agent shall determine that there has or will be any increase in the cost to the Administrative Agent or such Lender (including by subjecting the Administrative Agent or such Lender to any Taxes) of agreeing to make or making, funding or maintaining any Loan (other than any such increased cost resulting from Indemnified Taxes or Excluded Taxes, as to which Section 2.10 shall govern) or any reduction in the rate of return or amount due to the Administrative Agent or any such Lender under any of the Loan Documents, then the Borrower shall pay to the Administrative Agent or such Lender such additional amounts sufficient to compensate the Administrative Agent or such Lender for such increased cost or reduction suffered.

(d) A certificate of the applicable Lender setting forth the amount or amounts specified in paragraph (a), (b) or (c) above shall be conclusive absent manifest error and the Borrower shall pay such amounts within thirty (30) days after its receipt of the same.

(e) Failure or delay on the part of a Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate a Lender under paragraph (a), (b) or (c) above with respect to increased costs or reductions with respect to any period prior to the date that is [Redacted]. prior to such request if such Lender knew of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that, if the applicable Change in Law is retroactive, then such 180-day period shall be extended to include the period of retroactive effect thereof. The protection of this Section 2.08 shall be available to such Lender regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

(f) Upon payment by the Borrower of any additional amounts required to be paid pursuant to this Section 2.08, the Borrower may elect, by giving irrevocable written notice to the Administrative Agent within [Redacted]. of receipt by the Borrower of written demand for such payment, to permanently terminate the Commitments in whole but not in part, in which case the Commitments shall be permanently terminated in whole on a date specified by the Borrower in such termination notice, which date shall be a date no later than sixty (60) calendar days following the delivery of such termination notice. The Borrower shall pay to the Administrative Agent for the account of the Lenders on such date of termination (i) the Aggregate Exposure and (ii) all other amounts payable hereunder that have accrued through the date of such termination.

Section 2.09 Indemnity. The Borrower shall indemnify the Lenders against any loss or expense that the Lenders may sustain or incur as a consequence of (a) any event, other than a default by a Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Loan on a day other than a Rollover Date or (ii) any Loan to be made by a Lender not being made after notice of such Loan shall have been given by the Borrower hereunder or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any of the events under clause (a), such loss shall include an amount equal to the excess, as reasonably determined by the applicable Lender, of (i) its cost of obtaining funds for the Loan that is the subject of such event for the period from the date of such event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by the Lender in redeploying the funds released or not utilized by reason of such event for such period. A certificate of the applicable Lender setting forth such amount or amounts shall be conclusive absent manifest error and the Borrower shall pay such amounts within [Redacted]. after its receipt of the same.

Section 2.10 Taxes. (a) Except as required by law, any and all payments by the Borrower or on account of any obligation hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes; provided that if any applicable Withholding Agent shall be required to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.10) the applicable Recipient receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Withholding Agent shall make such deductions and (iii) such Withholding Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law. In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(b) The Borrower shall indemnify each Recipient, within [Redacted]. demand therefor, for the full amount of any Indemnified Taxes paid by such Recipient [Redacted] (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.10) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the applicable Lenders, or by the Administrative Agent on behalf of itself or the applicable Lenders, shall be conclusive absent manifest error.

(c) As soon as practicable after any payment of Indemnified Taxes to a Governmental Authority, the Borrower shall deliver or cause to be delivered to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Upon payment by the Borrower of any Indemnified Taxes or any other amounts required to be paid pursuant to this Section 2.10 to any Lender, the Borrower may elect, by giving irrevocable written notice to the Administrative Agent within ten (10) days of receipt by the Borrower of written demand for such payment, to permanently terminate the Commitments in whole but not in part, in which case the Commitments shall be permanently terminated in whole on a date specified by the Borrower in such termination notice, which date shall be no later than sixty (60) calendar days following the delivery of such termination notice. The Borrower shall pay to the Administrative Agent for the account of the Lenders on such date of termination (i) the Aggregate Exposure and (ii) all other amounts payable hereunder that have accrued through the date of such termination.

(e) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent, as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent, as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.10 (e)(A), (e)(B) and (e)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Credit and Security Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Credit and Security Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W 8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Credit and Security Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Credit and Security Agreement.

Each Lender agrees that if any Tax related form or certification it previously delivered becomes inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so. Each Lender agrees to update any Tax related form or certification it previously delivered upon being notified by the Borrower or Administrative Agent that such form has, or is about to, expire.

(f) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.10 (including by the payment of additional amounts pursuant to this Section 2.10), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.10 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph (f) shall not be construed as requiring an Agent or a Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g) The Administrative Agent shall deliver to the Borrower, on or prior to the date of its becoming Administrative Agent, either (i) an executed copy of IRS Form W-9 or (ii) an executed copy of IRS Form W-8ECI and an executed copy of IRS Form W-8IMY as a “U.S. branch” (evidencing its agreement with the Borrowers to be treated as a United States person) and shall update any such previously provided form upon becoming aware that it has expired or become inaccurate or invalid in any respect.

Section 2.11 Payments. (a) The Borrower shall make each payment (including principal of or interest on any Loan or any Fees or other amounts) hereunder and under any other Loan Document [Redacted]. New York City time, on the date when due in immediately available dollars, without setoff, defense or counterclaim. Each such payment shall be made to the Administrative Agent to the account of the Administrative Agent at Bank: [Redacted] or as otherwise specified in writing by the Administrative Agent from time to time. The Administrative Agent shall promptly distribute to the Lenders any payments received by the Administrative Agent on behalf of the Lenders. Whenever any payment hereunder or under any other Loan Document references that such payment shall be paid to the Administrative Agent for the account of the Lenders, then, to the extent directed to do so by the Administrative Agent, the Borrower shall make such payments directly to the Lenders at the account or accounts of the Lenders as specified in writing by the Administrative Agent or the applicable Lender from time to time.

(b) Except as otherwise expressly provided herein, whenever any payment hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Payment Business Day, such payment may be made on the next succeeding Payment Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

Section 2.12 Borrower Responsible Officers. Each Agent and Lender shall at all times be entitled to accept and act upon Borrowing Requests and payment instructions received from an individual such Agent or Lender reasonably believes is a Borrower Responsible Officer.

Section 2.13 Return of Payments. If the Borrower (or any Person on its behalf) makes a payment to any Agent or Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such set-off or any part thereof subsequently are invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or Lender in its discretion) to be repaid to the Borrower (or such Person), a trustee, receiver or any other Person in connection with any insolvency proceeding or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

Section 2.14 Effect of Benchmark Transition Event.

(a) [Redacted].

(b) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right, [Redacted]., to make Benchmark Replacement Conforming Changes from time to time, and, notwithstanding anything to the contrary herein, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of the Borrower.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, and (iii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Lender pursuant to this Section 2.14 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from the Borrower, except, in each case, as expressly required pursuant to this Section 2.14.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

So long as any portion of the Commitment shall be in effect or any Loan or any other Secured Obligation hereunder (other than any contingent obligation with respect to which no claim has been made) shall remain unpaid or unsatisfied, the Borrower hereby represents and warrants to the Administrative Agent, the Collateral Agent and the Lenders on [Redacted] that:

Section 3.01 Organization; Powers. The Borrower (a) is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation, (b) has all requisite power and authority to (i) own its property and assets and to carry on its business as now conducted and as proposed to be conducted and (ii) execute, deliver and perform its obligations under each Loan Document and each other agreement or instrument contemplated thereby and (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect. The Borrower has no Subsidiaries other than Permitted Subsidiaries.

Section 3.02 Authorization. The Transactions (a) have been duly authorized by all requisite trust, corporate, company or partnership action (as applicable) of the Borrower and (b) will not (i) violate or otherwise contravene (A) any provision of the Governing Documents of the Borrower or any law, statute, rule, regulation or order of any Governmental Authority or (B) any provision of any Permitted Indebtedness or any other material agreement to which the Borrower is a party or by which it or any of its property is or may be bound, (ii) be in conflict with, result in a breach or contravention of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such Permitted Indebtedness or any other material agreement to which the Borrower is a party or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower (other than any Lien created hereunder or under the Collateral Documents).

Section 3.03 Enforceability. Each Loan Document has been duly executed and delivered by the Borrower (including. without limitation, the execution thereof using an electronic signature), and each constitutes, and each other Loan Document when executed and delivered by the Borrower, will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower, in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or by general equitable principles relating to enforceability.

Section 3.04 Governmental Approvals; Consents. No action, consent, authorization or approval of, registration or filing with, exemption from, delivery of notice to, or any other action by any Governmental Authority or any other Person is or will be required or is advisable (a) in connection with the Transactions or the grant to the Collateral Agent of a legal, valid and enforceable first priority security interest in all of the Collateral (subject to Permitted Liens), (b) under the Organization Documents of, or laws, statutes, rules and regulations or orders applicable to, the Borrower or any Executing Entity or any Collateral, or (c) as a result of any provision or contractual obligation in any indenture, agreement or other instrument to which the Borrower or any of the Collateral is bound, except for (x) the filing of UCC financing statements and (y) such as have been made or obtained and are in full force and effect.

Section 3.05 [Redacted].

Section 3.05 Section 3.06 Title to Properties. The Borrower has good and marketable title to all of its property and assets free and clear of Liens other than Permitted Liens and has not granted to any Person a participation interest in or any other right of any kind to any Collateral or in any of the proceeds thereof. The Borrower does not own any real property (other than real property received as payment-in-kind from time to time). Other than pursuant to the Loan Documents, the Borrower has not made or authorized any registrations, filings or recordations in any jurisdictions involving a security interest in any Collateral.

Section 3.07 Litigation. There are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower, any of its Subsidiaries or any business, property or rights of the Borrower or any of its Subsidiaries (a) that involve any Loan Document or the Transactions or could be expected to restrain, prevent or impose burdensome conditions on the Transactions or (b) that, if adversely determined, could be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 3.08 Compliance with Laws and Contractual Obligations. (a) Neither the Borrower, any of its Subsidiaries nor any of its or their properties or assets are (i) in violation of, nor will the continued operation of such Person’s properties and assets as currently conducted violate, any law, rule or regulation or (ii) in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, in each case, where such violations or defaults could be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) The Borrower and each of its Subsidiaries is not (i) a party to any agreement or instrument or subject to any corporate restriction that has resulted or could be expected to result in a Material Adverse Effect or (ii) in default in any manner under any provision of any Permitted Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such defaults could be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c) The Borrower has not identified any Lender as an “affiliated person” (as that term is defined under the Investment Company Act) of the Borrower or as an “affiliated person” of such a Person of the Borrower (an “ICA Affiliate”).

Section 3.09 Federal Reserve Regulations. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. The Borrower will not use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, in violation of Regulation U or X of the Board, as in effect from time to time, and all official rulings and interpretations thereunder or thereof, and, if requested, will execute and deliver to the Administrative Agent and the Lenders all forms that are from time to time required to be delivered thereunder in connection with using the proceeds of any Loan for the purposes of purchasing Margin Stock.

Section 3.10 Investment Company Act. The Borrower is a non-diversified, closed-end management investment company registered under the Investment Company Act.

Section 3.11 Tax Returns. The Borrower and each of its Subsidiaries has filed or caused to be filed all federal, state, local and foreign tax returns or materials required to have been filed by it and has paid or caused to be paid all Taxes due and payable by it and all assessments received by it, except (a) as are being contested in good faith by appropriate proceedings and with respect to which the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested Tax and enforcement of a Lien with respect thereto or (b) as could not be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 3.12 Full Disclosure; No Material Misstatements.Section 3.13 The Borrower has disclosed to the Administrative Agent all agreements, instruments and corporate or other restrictions to which it and each of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a material adverse effect on the Collateral, the ability of the Borrower to perform any of its obligations under the Loan Documents or the rights of or benefits available to the Administrative Agent and each Lender under the Loan Documents. None of (a) the Governing Documents or (b) any other report, financial statement, exhibit, schedule or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the evaluation of the Transaction or the negotiation of any Loan Document or included therein or delivered pursuant thereto contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the Closing Date the Borrower is not a “legal entity customer” under the Beneficial Ownership Regulation and is not required to deliver a Beneficial Ownership Certification.

Section 3.13 Employee Benefit Plans/ERISA. (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder and any similar law, rule or regulation applicable to any foreign pension plan.

(b) Within the past six years, (i) the Borrower has not sponsored, maintained, administered or contributed to (or had any obligation to contribute to) or otherwise has had any reasonable expectation of liability with respect to any Plan or Multiemployer Plan, and (ii) except as could not reasonably be expected to result in a Material Adverse Effect, no ERISA Affiliate has sponsored, maintained, administered or contributed to (or had any obligation to contribute to) or otherwise has had any liability or reasonable expectation of liability with respect to any Plan or Multiemployer Plan.

Section 3.14 Collateral Documents. The Collateral Documents have created in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable first priority (solely with respect to priority, subject to Permitted Custodial Liens) security interest in all of the Collateral. The Borrower has not performed any acts that will prevent the Collateral Agent from enforcing any provisions of this Credit and Security Agreement. No financing statement, security agreement, mortgage, deed, charge or similar or equivalent document or instrument covering all or part of the Collateral has been entered into by the Borrower or is on file or of record in any jurisdiction in which such filing or recording would be effective to perfect or record a Lien on such Collateral except for documents and instruments filed in connection with the Liens created hereunder. After the date of this Credit and Security Agreement, no Collateral will be in the possession or under the “control” within the meanings set forth in Article 8 or Article 9 of the UCC, as applicable, of any other Person having a claim thereto or security interest therein, other than Permitted Custodial Liens and any portion of the Collateral that has been withdrawn from the Custody Account in accordance with the terms of the Control Agreement and the other Loan Documents.

Section 3.15 Solvency. Immediately before and after the consummation of the Transactions including after giving effect to the application of the proceeds of each Loan, (a) the fair value of the assets of the Borrower, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of the Borrower will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Borrower will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and (d) the Borrower will not have unreasonably small capital such that it is unable to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted on and following the Closing Date.

Section 3.16 Reserved.

Section 3.17 Information Regarding Borrower and Collateral. Set forth on Appendix 3, which may be updated from time to time with not less than [Redacted] prior written notice to the Administrative Agent (or such shorter time as the Administrative Agent may agree), is (a) the Borrower’s exact legal name, (b) the Borrower’s mailing address for notices, (c) the Borrower’s sole jurisdiction of organization, incorporation or formation, (d) if different from its mailing address, the Borrower’s place of business or, if more than one, its chief executive office, (e) the location of the Borrower for purposes of Section 9-307 of the UCC, (f) the Borrower’s form of organization, certificate of incorporation or declaration of trust, (g) the Borrower’s state-issued organizational identification number, if any, (h) the Borrower’s United States taxpayer identification number, if any, (i) a list of all other names (including trade names) used by the Borrower, or any other business organization to which the Borrower became a successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise during the past five years and (j) a list of all Commercial Tort Claims held by the Borrower, including a summary description of each such claim. Notwithstanding anything to the contrary contained in this Section 3.17, the Borrower agrees that it will not change its exact legal name or its location for purposes of Section 9-307 without first taking all necessary and appropriate steps in order to protect or maintain the perfection of the Collateral Agent’s security interest in the Collateral.

Section 3.18 Manager. The Manager is in compliance with the Management Agreement in all material respects.

Section 3.19 Foreign Asset Control Laws. None of the Borrower or any of its Subsidiaries, or, to the knowledge of the Borrower, its or their respective directors, officers, employees, or agents (a) is a Sanctioned Person, (b) has more than ten percent (10%) of its assets in Sanctioned Countries, or (c) derives more than ten percent (10%) of its revenues or profits from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries. To the Borrower’s knowledge, no investor in the Borrower is a Sanctioned Person, and to the Borrower’s knowledge, no investor’s funds as may be used in connection with the Transactions are derived from illegal activities.

[Redacted].

ARTICLE IV

CONDITIONS OF CREDIT EXTENSIONS

The obligations of the Lenders to make Loans hereunder are subject to the satisfaction of the following conditions:

Section 4.01 All Loans. On the date of each Loan, at the time of and immediately after giving effect to such Loan:

(a) The representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all respects with respect to representations and warranties containing qualifications as to materiality, and true and correct in all material respects with respect to representations and warranties without qualifications as to materiality, on and as of the date of such Loan with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects with respect to representations and warranties containing qualifications as to materiality, and true and correct in all material respects with respect to representations and warranties without qualifications as to materiality, on and as of such earlier date).

(b) No Default or Event of Default shall have occurred and be continuing.

(c) (i) The Aggregate Exposure shall not exceed the Maximum Exposure, (ii) the Risk Ratio shall not exceed the Maximum Risk Ratio, (iii) the Aggregate Exposure shall not exceed any Leverage Limitation and or (D) the Asset Coverage shall not be less than the Minimum Asset Coverage.

Each Loan shall be deemed to constitute a representation and warranty by the Borrower on the date of such Loan as to the matters specified in this Section 4.01.

Section 4.02 Closing Date. On the Closing Date:

(a) The Administrative Agent shall have received, on behalf of itself and the Lenders, favorable written opinions of New York counsel and Local Counsel for the Borrower and any Executing Entity, as applicable.

(b) The Administrative Agent shall have received (i) a Borrower Closing Certificate dated the Closing Date including all attachments and (ii) such other customary documents as the Administrative Agent may reasonably request.

(c) Each Loan Document shall have been duly executed and delivered by the Borrower and any Executing Entity, as applicable, and shall be in full force and effect on the Closing Date. The Collateral Agent on behalf of the Secured Parties shall have a legal, valid and enforceable first priority (solely with respect to priority, subject to the Permitted Custodial Liens) security interest in the Collateral of the type described in each Collateral Document, and the Collateral Agent shall have received such other documents requested by the Collateral Agent or the Lenders which are necessary or reasonably desirable to ensure that the security interest created by the Collateral Documents in the Collateral is a legal, valid, enforceable, perfected, first priority (solely with respect to priority, subject to the Permitted Custodial Liens) security interest.

(d) The Collateral Agent shall have received the results of a search of the UCC filings (or equivalent filings) made with respect to the Borrower in the states (or other jurisdictions) set forth on Appendix 3, and such other jurisdictions requested by the Collateral Agent, including, if applicable the register of mortgage and charges reflecting the register of the security interest granted in the Collateral, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Collateral Agent that the Liens indicated in any such financing statement (or similar document) are Permitted Liens or have been or will be contemporaneously released or terminated.

(e) [Reserved.]

(f) All Existing Indebtedness other than Permitted Indebtedness, shall have been paid in full, the commitments thereunder terminated and all guarantees and security in support thereof discharged and released, and the Administrative Agent shall have received the Payoff Documents. The Borrower shall have no Indebtedness or preferred stock other than Permitted Indebtedness.

(g) The Administrative Agent shall have received all documentation and other information required by regulatory authorities to determine that Borrower is KYC Compliant and not subject to Sanctions. If the Borrower is a “legal entity customer” (as defined under the Beneficial Ownership Regulation), the Administrative Agent shall have received a Beneficial Ownership Certification.

(h) The representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all respects on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects on and as of such earlier date).

(i) No Default or Event of Default shall have occurred and be continuing.

(j) The Administrative Agent shall have received any Additional Closing Deliverables.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees with the Lenders that so long as any portion of the Commitment shall be in effect or any Loan or any other Secured Obligation hereunder (other than any contingent obligation with respect to which no claim has been made) shall remain unpaid or unsatisfied, the Borrower shall:

Section 5.01 Existence; Compliance with Laws and Governing Documents; Businesses and Properties; Approvals and Consents. (a) Do or cause to be done all things necessary to, preserve, renew and keep in full force and effect its (i) legal existence; (ii) good standing under the laws of the jurisdiction of its organization and (iii) qualification to do business in, and good standing in, every jurisdiction where such qualification is required, except in the case of this clause (iii), where the failure so to qualify or be in good standing could not reasonably be expected to result in a Material Adverse Effect.

(b) (i) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names, in each case, material to the conduct of its business; (ii) maintain and operate such business in substantially the manner in which it is presently conducted and operated; (iii) comply in all material respects with all Applicable Laws, rules, regulations, judgments, writs, injunctions, decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted.

(c) Comply in all material respects with all of the terms and conditions of its Governing Documents.

(d) Comply with the terms of, and do all that is necessary to obtain and maintain in full force and effect, all actions, authorizations, registrations, filings, notices, exemptions, approvals or consents of any Governmental Authority or any other Person at any time or from time to time required in connection with the Transactions or under any Applicable Law, statute, rule, regulation or order applicable to the Borrower or any Collateral, or any provision or contractual obligation in any indenture, agreement or other instrument to which the Borrower or any Collateral is bound, in each case, (i) to enable the Borrower to lawfully enter into, and perform and comply with its obligations under, each of the Loan Documents and (ii) to ensure that such obligations are legally binding and enforceable against the Borrower.

Section 5.02 Obligations and Taxes. (a) Pay, and cause its Subsidaries to pay, its Permitted Indebtedness and other obligations promptly and in accordance with their terms and pay or cause to be paid and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default; provided, however, that such payment and discharge shall not be required so long as (i) with respect to any Tax, assessment, charge or levy, the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower or Subsidiary (as applicable) shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested tax, assessment or charge and enforcement of a Lien with respect thereto, (ii) the aggregate amount thereof at any time, including any penalties, interest or other charges associated with all such Permitted Indebtedness, obligations, taxes, assessments, charges, levies or claims shall not exceed the Threshold Amount or (iii) the failure to pay such amounts could not be expected to result in a Material Adverse Effect.

Section 5.03 Financial Statements, Reports, Notices etc. (a) Furnish to the Administrative Agent or cause the Custodian or the Administrator to furnish to the Administrative Agent:

(i) as soon as available, but in any event within one hundred eighty (180) days after the end of each fiscal year, its balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower as of the close of such fiscal year and the results of its operations during such year, all audited by an Acceptable Accounting Firm and accompanied by an opinion of such Acceptable Accounting Firm (which opinion shall be without a “going concern” or like qualification or exception and without any qualification (other than any emphasis of matter paragraph) or exception as to the scope of such audit) (except for qualifications for a change in accounting principles with which such accountants concur and which shall have been disclosed in the notes to the financial statements or other than as a result of, or with respect to, an upcoming maturity date under this Agreement) to the effect that such financial statements fairly present the financial condition and results of operations of the Borrower in accordance with GAAP consistently applied;

(ii) within thirty (30) calendar days after the end of each calendar month, a balance sheet showing aggregate assets, liabilities and net assets of the Borrower;

(iii) (A) [Redacted] after the end of each calendar month and promptly at such other times as may be requested by the Administrative Agent, a current Valuation Statement, and (B) daily cash position reports or access to the positions at the Custodian electronically or via e-mail reports and (C) any weekly pending trade reports provided that, the Borrower shall be deemed to have delivered such reports by granting and maintaining for the Administrative Agent “view-only” or similar online access (howsoever described) to such information through any electronic portal maintained by the Custodian;

(iv) simultaneously with delivery thereof to the Custodian, copies of any written instructions (including instructions delivered via facsimile or other electronic transmission) delivered to the Custodian with respect to the Custody Account;

(v) [reserved];

(vi) promptly after the same become available, copies of all newsletters, financial statements, reports, notices, proxy statements and other materials (x) distributed generally to its investors or [Redacted], filed by the Borrower or the Manager with the SEC or with any national securities exchange;

(vii) promptly after the request by any Lender, all documentation and other information that any Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(viii) [reserved];

(ix) (A) promptly after receipt thereof, copies of any notices and other communications received by the Custodian or the Borrower with respect to the Collateral and (B) promptly after the request by the Collateral Agent, all information and evidence concerning the Collateral that the Collateral Agent may reasonably request from time to time to enable it to effect or enforce the provisions of any Loan Document;

(x) a monthly report reflecting the liquidity of the Collateral, in the form of Exhibit H attached hereto;

(xi) promptly after the same become available, copies of any material amendments or modifications of, or waivers under, the Governing Documents; and

(xii) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or the Manager or compliance with the terms of any Loan Document, as any Agent or Lender may reasonably request.

Documents required to be delivered pursuant to Section 5.03(a)(i) – (vi) and (ix), may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR) (to the extent any such documents are included in materials otherwise filed with the SEC); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Administrative Agent has access (whether a commercial, third-party website or whether made available by the Administrative Agent) or (iii) on the date on which such documents are posted or information is made available via the Custodian’s electronic portal to which the Administrative Agent has access.

(b) Furnish to the Administrative Agent prompt written notice of the following:

(i) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(ii) the filing or commencement of, or to its knowledge any threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority against the Borrower, any of its Subsdiaries or the Manager that (x) involve any Loan Document or the Transactions or could restrain, prevent or impose burdensome restrictions on the Transactions or (y) could result in a Material Adverse Effect;

(iii) delivery of a notice by any party (other than the Collateral Agent) to terminate the Control Agreement, the Custody Agreement or any other documents between the Borrower and the Custodian relating to the Custody Account;

(iv) [reserved];

(v) the dismissal, resignation or removal of the Administrator or any auditor or the delivery of notice by any party to terminate the Administration Agreement or the Management Agreement or to otherwise cause any of the foregoing to occur;

(vi) any supplement or update to the Commercial Tort Claim information set forth in item 4 of Appendix 3; provided that, after the receipt thereof by the Administrative Agent, any supplement or update to item 4 of Appendix 3 delivered pursuant to this Section 5.03(b)(vi) shall become part of item 4 of Appendix 3 for all purposes under the Loan Documents other than in respect of representations and warranties made prior to the date of such receipt;

(vii) the Borrower has identified the Lender as an ICA Affiliate;

(viii) any change in the information provided in the Beneficial Ownership Certification (if applicable) that would result in a change to the list of beneficial owners identified in such certification.

Section 5.04 Maintaining Records; Access to Properties and Inspections. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law, whether now in effect or hereafter enacted, are made of each transaction in relation to its business and activities. The Borrower will, subject to confidentiality obligations with respect to Information under Section 9.15 and other than material and affairs protected by the attorney-client privilege, permit any representatives designated by the Administrative Agent to, no more than once per calendar year, so long as no Default or Event of Default is continuing, visit and inspect its financial records and properties at reasonable times and as requested, without unreasonably interfering with the Borrower’s business and affairs, and to make extracts from and copies of such financial records, and the Borrower shall make available to such representatives its officers and independent accountants to discuss the affairs, finances and condition of the Borrower.

Section 5.05 Employee Benefits. The Borrower agrees to notify the Administrative Agent immediately in writing if it knows or has reason to believe that an event described in clause (i) of Article VII is reasonably expected to occur.

Section 5.06 Further Assurances. Execute any and all further documents, financing statements, agreements and instruments, obtain any approval, consent, exemption or authorization from, deliver any notice to, or make any filing with (including filing UCC and other financing statements, agreements or instruments) any Governmental Authority or any other Person, and take all further action that may be required, necessary or advisable under the Governing Documents, or laws, statutes, rules and regulations or orders applicable to the Borrower or any Collateral, or any provision or contractual obligation in any indenture, agreement or other instrument to which the Borrower or any of the Collateral is bound, or that any Lender, the Administrative Agent or the Collateral Agent may request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the legality, validity, enforceability and first priority of the security interests and Liens created or intended to be created by the Collateral Documents (including instruments, documents and/or filings that may be necessary under any applicable non-U.S. laws to create in favor of the Collateral Agent a first priority perfected Lien (solely with respect to priority, subject to Permitted Custodial Liens) on the Collateral) and, as any Lender or Agent may request, to make each Loan Document admissible in evidence in any relevant court. Such security interests and Liens will be created under the Collateral Documents and other security agreements, and other instruments and documents in form and substance satisfactory to the Collateral Agent, and the Borrower shall deliver or cause to be delivered to the Lenders all such instruments and documents (including legal opinions and lien searches) as the Collateral Agent shall request as to the perfection and priority status of each such security interest and Lien and to evidence compliance with this Section 5.06.

Section 5.07 Investments. (a) Hold all of its Equity Interests in Investment Funds in the Custody Account and subject to the Lien of the Collateral Documents, other than Equity Interests in Investment Funds that are owned by Permitted Subsidiaries and (b) deposit any amount received in respect of any property of any kind attributable to the Collateral, including any proceeds of any redemption or disposition of any of its Equity Interests in Investment Funds in the Custody Account, except such amounts as are withdrawn from the Custody Account in accordance with Section 6.05.

Section 5.08 Compliance with Anti-Terrorism Laws and Anti-Corruption Laws. The Borrower shall comply, and shall cause its Subsidiaries to comply, with all applicable Anti-Terrorism Laws and Anti-Corruption Laws in all material respects and shall, or shall cause the Administrator to, maintain policies and procedures reasonably designed to ensure compliance with Anti-Terrorism Laws and Anti-Corruption Laws. The Borrower shall conduct the requisite due diligence in connection with the transactions contemplated herein for purposes of complying with the Anti-Terrorism Laws, including with respect to the legitimacy of the investors in the Borrower and the origin of the assets used by any such investor used by the Borrower to purchase investments, and will maintain sufficient information to identify its investors for purposes of the Anti-Terrorism Laws.

Section 5.09 Reserved.

Section 5.10 Sanctions. Any admission of an assignee of an Equity Interest in the Borrower or any of its Subsidiaries or as a substitute investor and any admission of a Person as a new investor of the Borrower or any of its Subsidiaries shall (i) not be made to a Sanctioned Person and (ii) shall be subject to such Person complying with all “know your customer” and other anti-terrorism, anti-money laundering and similar regulations and related policies required by the Borrower, such Subsidiary or the Manager.

ARTICLE VI

NEGATIVE COVENANTS

The Borrower covenants and agrees with the Lenders that so long as any portion of the Commitment shall be in effect or any Loan or any other Secured Obligation hereunder (other than any contingent obligation with respect to which no claim has been made) shall remain unpaid or unsatisfied, the Borrower and (with respect to Sections 6.01, 6.02, 6.06(d) and 6.07) each of its Subsidiaries shall not:

Section 6.01 Indebtedness. Directly or indirectly, incur, create, assume or permit to exist any Indebtedness other than Permitted Indebtedness.

Section 6.02 Liens. (a) Directly or indirectly, create, incur, assume or permit to exist any Lien on any property or assets now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof except Permitted Liens.

(b) Other than pursuant to the Loan Documents, make or authorize any registrations, filings or recordations in any jurisdiction involving a security interest in any Collateral.

Section 6.03 [reserved].

Section 6.04 Fundamental Changes. (a) Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired), or liquidate or dissolve.

(b) Purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other Person or create, acquire or permit to exist any Subsidiary of Borrower, in each case, other than Permitted Subsidiaries.

(c) (i) Engage at any time in any business other than as permitted by its Governing Documents, (ii) make any expenditure (by long-term or operating lease or otherwise) for (A) for capital assets (either realty or personalty) or (B) Investment Funds that do not become Collateral, in each case, other than Excluded Property or Equity Interests in Investment Funds owned by Permitted Subsidiaries or (iii) have any employees.

(d) Engage in any investment policy if, as a result, the general nature of investment policies in which the Borrower would then be engaged would be changed from the general nature of the investment policies, strategy or guidelines (including with respect to limitations on investments) in which the Borrower is engaged as of the Closing Date [Redacted].

(e) Terminate any of its Governing Documents or enter into any amendment or modification of any of its Governing Documents if such amendment or modification of such Governing Document (i) could be expected to have a Material Adverse Effect [Redacted].

(f) Change its fiscal year or permit a material change in its accounting policies or reporting practices without prior written consent of the Administrative Agent (such consent not to be unreasonably withheld).

Section 6.05 Dispositions; Custody Account. (a) Directly or indirectly, withdraw, transfer, sell, redeem, pledge, assign, re-register, rehypothecate or otherwise dispose of, or change payment instructions with respect to, any Collateral, or enter into any agreement with respect thereto, unless:

(i) before and after giving effect to such transaction:

(A) no Default or Event of Default shall have occurred and be continuing,

(B) the Aggregate Exposure shall not exceed the Maximum Exposure; and

(C) the Risk Ratio shall not exceed the Maximum Risk Ratio, and

(ii) the Collateral Agent shall have given its prior written consent (which consent shall not be unreasonably withheld if the conditions in clause (i) above are satisfied); [Redacted]. provided however, that written consent of the Collateral Agent shall not be required with respect to (A) Borrower’s subscription of Equity Interests in any Investment Fund so long as such Equity Interests are held in the Custody Account, (B) the redemption of Borrower’s Equity Interest in any Investment Fund so long as the proceeds of which are deposited in the Custody Account, or (C) a withdrawal, release or disposition of cash of which the Collateral Agent has received simultaneous notice in accordance with Section 5.03(a)(iv),

; provided, further, however, that if at any time, [Redacted], (w) any condition described in clause (i)(A), (i)(B) or (i)(C) above shall not be satisfied, (x) a Material Investor Redemption Event shall have occurred, (y) a Diversification Event shall have occurred or (z) upon request by the Borrower, the Collateral Agent (A) in the case of clauses (w), (x) or (y) in the Collateral Agent’s sole discretion, may and (B) in the case of clause (z), shall deliver a Notice of Dual Control, after which time and until such time as the Collateral Agent, in its sole discretion, delivers a Notice of Rescission, the written consent of the Collateral Agent (which consent shall not be unreasonably withheld if the conditions in clause (i) above are satisfied) shall be required with respect to a subscription or redemption of the Collateral or any disposition of cash. If a Notice of Dual Control has been delivered as a result of either (A) any condition set forth in clause (i) not being satisfied or (B) the request of the Borrower, then on any such later date on which each of the conditions set forth in clause (i) is satisfied, the Collateral Agent agrees to deliver a Notice of Rescission following the request of the Borrower.

(b) (i) Open or permit to remain open any cash, securities or other account with any bank, custodian or institution other than the Custody Account and the Excluded Accounts or Permitted Accounts, (ii) change or permit to change any account number of the Custody Account without prior written consent of the Collateral Agent (not to be unreasonably withheld), (iii) open or permit to remain open any sub-account of the Custody Account (other than any sub-account permitted by the Control Agreement that is deemed to be part of the Custody Account pursuant to the terms of the Control Agreement), (iv) re-register title of the Custody Account or (v) permit or take any action to close the Custody Account.

(c) Deposit any amount received in respect of any property of any kind attributable to the Collateral, including any proceeds of any redemption or disposition of any property of any kind in the Custody Account, into any account other than the Custody Account.

Section 6.06 Restricted Payments; Restrictive Agreements; Compliance with Contractual Obligations. (a) Declare or make, or agree to declare or make, directly or indirectly, any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, repurchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower, or incur any obligation (contingent or otherwise) to do so (collectively “Restricted Payments”); provided, however, that the Borrower may:

(i) make a Permitted RIC Distribution; provided that before and after giving effect to such Permitted RIC Distribution, no Event of Default shall have occurred and be continuing or would result; and

(ii) repurchase Equity Interests of the Borrower as described in the “Repurchases of Shares” section of the Prospectus and make other Restricted Payments; provided that (A) such Restricted Payment is permitted under the Organization Documents of the Borrower as in effect on the Closing Date or as amended, restated, supplemented or otherwise modified from time to time in compliance herewith and (B) before and after giving effect to such Restricted Payment, (1) no Default or Event of Default shall have occurred and be continuing, (2) the Aggregate Exposure shall not exceed the Maximum Exposure and (3) the Risk Ratio shall not exceed the Maximum Risk Ratio.

(b) Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of the Borrower to create, incur or permit to exist any Lien upon any of its property or assets, provided that the foregoing shall not apply to restrictions and conditions imposed by (i) law or (ii) any Loan Document.

(c) Permit any waiver, supplement, modification, amendment, termination or release of any Permitted Indebtedness in excess of the Threshold Amount if the effect of such waiver, supplement, modification, amendment, termination or release would materially increase the obligations of the Borrower or confer additional material rights on the holder of such Permitted Indebtedness in a manner adverse to the Borrower or the Lenders.

(d) (i) Enter into any agreement or instrument or become subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect [Redacted] (ii) Default in any manner under any provision of any Permitted Indebtedness, or any other material agreement or material instrument to which it is a party or by which it or any of its properties or assets are bound, except where such defaults could not, individually or in the aggregate, result in a Material Adverse Effect.

Section 6.07 Derivative Contracts. Enter into Derivative Contracts, repurchase agreements, reverse repurchase agreements or securities lending agreements other than any Permitted Derivative Contract and any CS Derivative Transactions.

Section 6.08 Transactions with Affiliates. Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except to the extent such transaction is not prohibited by the Investment Company Act.

Section 6.09 Federal Reserve Regulations; Use of Proceeds. (a) Engage principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock or permit any of the Collateral to be comprised of Margin Stock.

(b) Take any action that would, directly or indirectly, violate Regulation U or Regulation X of the Board.

(c) Use the proceeds of the Loan (i) other than for (x) without limiting the foregoing clause (b), Investments in the Equity Interest in Investment Funds permitted under Section 5.07 and in the manner contemplated herein and consistent with the investment strategy set forth in the Prospectus and (y) other operational expenses that comply with the Governing Documents and Applicable Law or (ii) for any distribution or transfer to the equity holders of the Borrower not in compliance with Section 6.06.

Section 6.10 ERISA. Except as could not reasonably be expected to result in a Material Adverse Effect, permit its ERISA Affiliates to: (a) establish, maintain, contribute to or incur any obligation to contribute to any Plan or Multiemployer Plan; or (b) have its assets constitute “plan assets” under ERISA section 3(42) and 29 C.F.R. section 2510.3-101.

ARTICLE VII

EVENTS OF DEFAULT

In case of the occurrence of any of the following events (“Events of Default”):

(a) Payment Default. (i) Default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof, in respect of a mandatory prepayment pursuant to Section 2.07(b) hereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise or (ii) default shall be made in the payment of any interest on any Loan or any Fees or other amounts (other than amounts referred to in clause (i) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of [Redacted];

(b) Representations and Warranties. Any representation or warranty made or deemed made in or in connection with any Loan Document or the Loan hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any respect with respect to representations and warranties containing qualifications as to materiality or false or misleading in any material respect with respect to representations and warranties without qualifications as to materiality when so made, deemed made or furnished;

(c) Specific Covenants. [Redacted]

(d) Other Defaults; Termination. (i) Default shall be made in the due observance or performance of any covenant, condition or agreement contained in any Loan Document (other than those specified in (a), (b) or (c) above) and such default shall continue unremedied for a period [Redacted]. after the earlier of the Borrower becoming aware of such default and delivery of notice thereof from the Administrative Agent, the Collateral Agent or any Lender to the Borrower or (ii) (A) any Loan Document, at any time subsequent to its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or as a result of satisfaction in full of all the Secured Obligations, ceases to be in full force and effect, or (B) any party to the Loan Documents other than the Administrative Agent, Collateral Agent or any Lender contests in any manner the validity or enforceability of any Loan Document, denies that it has any further liability or obligation hereunder or thereunder, or purports to revoke, terminate or rescind any Loan Document or (C) any party other than the Collateral Agent, delivers a notice to terminate the Control Agreement or the Custody Agreement; [Redacted].

(e) Cross Defaults. (i) The Borrower or any of its Subsidiaries shall fail to pay any principal or interest, regardless of amount, due and payable in respect of any Indebtedness in excess of the Threshold Amount or in respect of any Permitted Derivative Contract, when and as the same shall become due and payable (after giving effect to any grace period applicable thereto); provided that, in the case of a Permitted Derivative Contract, such non-payment results in termination of all transactions under the agreement governing such Permitted Derivatives Contract, (ii) with respect to any Permitted Derivative Contract, any event of default occurs thereunder where the Borrower or such Subsidiary is the defaulting party or any termination event occurs thereunder where the Borrower or such Subsidiary is the sole affected party or (iii) any other event or condition occurs that results in any Indebtedness of the Borrower or any of its Subsidiaries in excess of the Threshold Amount or any Permitted Derivative Contract becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Indebtedness of the Borrower or such Subsidiary in excess of the Threshold Amount or any trustee or agent on its or their behalf to cause any Indebtedness of the Borrower or any of its Subsidiaries in excess of the Threshold Amount to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(f) Involuntary Proceedings. An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction in respect of the Borrower, any of its Subsidiaries, the Manager or the Custodian seeking (i) relief in respect of the Borrower, any of its Subsidiaries, the Manager, or the Custodian or of a substantial part of the property or assets of the Borrower, any of its Subsidiaries, the Manager or the Custodian under any Debtor Relief Laws, (ii) the appointment of a receiver, liquidator, trustee, custodian, sequestrator, conservator or similar official for the Borrower, any of its Subsidiaries, the Manager or the Custodian or for a substantial part of the property or assets of the Borrower, any of its Subsidiaries, the Manager or the Custodian or (iii) the winding-up or liquidation of the Borrower, any of its Subsidiaries, the Manager or the Custodian; and such proceeding or petition shall continue undismissed for thirty (30) consecutive days or an order or decree approving or ordering any of the foregoing shall be entered; [Redacted].

(g) Voluntary Proceedings, Etc. The Borrower, any of its Subsidiaries, the Manager or the Custodian shall (i) voluntarily commence any proceeding, pass any resolutions or file any petition seeking relief under any Debtor Relief Laws, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (f) above, (iii) apply for or consent to the appointment of a receiver, liquidator, trustee, custodian, sequestrator, conservator or similar official for the Borrower, any of its Subsidiaries, the Manager or the Custodian or for a substantial part of the property or assets of the Borrower, any of its Subsidiaries, the Manager or the Custodian, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing; [Redacted].

(h) Judgments. One or more judgments shall be rendered against the Borrower, any of its Subsidiaries, or the Manager and the same shall remain undischarged for a period of [Redacted] during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower, any of its Subsidiaries or the Manager to enforce any such judgment and such judgment (x) with respect to the Borrower and its Subsidiaries is for the payment of money or for injunctive relief that could reasonably be expected to result in financial losses to the Borrower and its Subsidiaries, [Redacted].

(i) [Reserved];

(j) Lien Defects. Any security interest in the Custody Account or in any material portion (as determined by the Collateral Agent in its reasonable discretion) of the Collateral created or purported to be created by any Collateral Document, shall cease to be, or shall be asserted by the Borrower or the Manager not to be, a legal, enforceable, valid and perfected first priority (solely with respect to priority, subject to Permitted Custodial Liens) security interest in the securities, assets or properties covered thereby;

(k) Material Adverse Borrower Event. There shall have occurred a Material Adverse Borrower Event;

(l) Custodial Services. (i) The Custodian shall cease to be the sole and exclusive securities intermediary (and depository bank) of the Collateral, [Redacted].

(m) Valuation Statement. [Redacted].

(n) Excess Risk Ratio Breach. The Risk Ratio shall have been, at any time, greater than or equal to 125% of the Maximum Risk Ratio or the Aggregate Exposure shall exceed 125% of the Maximum Exposure;

(o) Custodial Adverse Change. [Redacted]. or

(p) Investment Company Act. Either (i) the Borrower shall cease to be a closed-end management investment company registered under the Investment Company Act or (ii) the Borrower shall fail to comply with the Investment Company Act and such compliance failure has had or could be expected to result in a Material Adverse Effect.

then, and in every such event (other than any event with respect to the Borrower described in paragraph (f) or (g) above upon which the following shall be deemed to occur automatically), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in any other Loan Document to the contrary notwithstanding.

ARTICLE VIII

APPOINTMENT OF THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

Section 8.01 Appointment of Agents; Successor Agents. (a) Each Lender hereby irrevocably appoints the Administrative Agent and the Collateral Agent as its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of the Loan Documents.

(b) Each Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five (45) days after the retiring Agent gives notice of its intention to resign. Upon any such resignation, such resigning Agent shall have the right to appoint any Affiliate as its successor Agent. If such resigning Agent elects not to appoint an Affiliate as its successor Agent, the Required Lenders shall have the right to appoint, on behalf of the Lenders, a successor Agent. Each Agent may be removed at any time with or without cause by written notice received by the Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such removal, the Required Lenders shall have the right to appoint, on behalf of the Lenders, a successor Agent. If any Agent has resigned or been removed and no successor Agent has been appointed, the Lenders may perform all the duties of such Agent hereunder and the Borrower shall make all payments in respect of the Secured Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent. Upon the effectiveness of the resignation or removal of an Agent, the resigning or removed Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Agent, the provisions of this Article VIII and any other provisions of any Loan Documents which survive payment of the Secured Obligations and termination of the applicable agreement (including Section 9.04 hereof) shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it, its sub-agents and Related Parties while it was acting as an Agent hereunder and under the other Loan Documents.

Section 8.02 Limitation of Duties; Reliance by Agents; Exculpatory Provisions. (a) Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (i) neither Agent shall be subject to any fiduciary or other implied duties, covenants, functions, responsibilities, obligations or liabilities regardless of whether a Default or Event of Default or any failure of the Aggregate Exposure to be less than or equal to the Maximum Exposure or any failure of the Risk Ratio to be less than or equal to the Maximum Risk Ratio has occurred and is continuing, (ii) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders and (iii) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of any Lender or in the absence of its own gross negligence or willful misconduct, as determined by a final and nonappealable decision of a court of competent jurisdiction. Neither Agent shall be deemed to have knowledge of any Default or Event of Default or any failure of the Aggregate Exposure to be less than or equal to the Maximum Exposure or any failure of the Risk Ratio to be less than or equal to the Maximum Risk Ratio unless and until written notice specifying that such notice is a notice of a “Default”, an “Event of Default” or a “risk ratio breach” is given to such Agent by the Borrower or any Lender, and neither Agent shall be responsible for or have any duty to inspect the properties, books or records of any Person or to ascertain or inquire into (A) any recital, statement, warranty or representation made in or in connection with any Loan Document, (B) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (D) the value, validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other agreement, instrument or document or any Collateral or (E) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

(b) Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or electronic mail message, statement, order or other document believed by it to be genuine and to have been signed or sent by the proper person or persons. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Agent may refuse to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under any Loan Documents in accordance with a request of the Required Lenders (or all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all Lenders; and provided that unless and until such Agent shall have received such directions, such Agent may (but shall not be obligated to) take any action, or refrain from taking any action, with respect to any Default or Event of Default or any failure of the Aggregate Exposure to be less than or equal to the Maximum Exposure or any failure of the Risk Ratio to be less than or equal to the Maximum Risk Ratio as it shall deem advisable in the best interests of the Secured Parties.

(c) Each Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the making of the Loans provided for herein as well as activities as Agent. No Agent or sub-agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 8.03 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of the Borrower or any affiliate of the Borrower, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and its affiliates and made its own decision to make the Loans hereunder and enter into this Credit and Security Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under any Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and its affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any affiliate that may come into the possession of such Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates.

Section 8.04 Indemnification. The Lenders agree to indemnify each Agent and its Related Parties (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to each Lender’s Aggregate Exposure Percentage in effect on the date on which indemnification is sought under this Section 8.04 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably according to each Lender’s Aggregate Exposure Percentage immediately prior to such date), from and against any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements imposed on, incurred by or asserted against such Person in any way relating to or arising out of any Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Person under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such losses, claims, damages, liabilities or related expenses that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Person’s gross negligence or willful misconduct.

Section 8.05 [Redacted].

ARTICLE IX

MISCELLANEOUS

Section 9.01 Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent via electronic mail in .pdf format, as follows:

(a) if to the Borrower, to its address and/or electronic mail address set forth in Appendix 3;

(b) if to the Initial Lender, the Administrative Agent or the Collateral Agent, to Credit Suisse International, [Redacted]. and

(c) if to any other Lender, addressed as specified for such communications at such address as any such Lender shall have specified to the Borrower and the Administrative Agent in writing.

All notices and other communications shall be deemed to have been given on the date of receipt if delivered by hand or electronic mail during business hours in New York, or the next day if delivered by an overnight courier service or on the date five (5) Business Days after dispatch by certified or registered mail if mailed, in each case (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

Section 9.02 Survival of Agreement. (a) All representations and warranties by the Borrower made herein or in the certificates or other instruments prepared or delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the Administrative Agent, the Collateral Agent and each Lender and shall survive the execution and delivery hereof and thereof and shall continue in full force and effect as long as any Secured Obligation is outstanding or the Commitments have not been terminated and (b)(i) Sections 2.08, 2.09, 2.10, 2.13, 8.01(b), 8.04, 9.02, 9.03(b), 9.04 and 9.15 and (ii) any provisions in the other Loan Documents that survive termination by their terms, in each case, shall survive the termination of the Loan Documents (provided that the survival of Section 9.15 shall be limited to one (1) year following such termination) and remain operative and in full force and effect, in case of each of the foregoing clauses (a) and (b), regardless of the invalidity or unenforceability of any term or provision of any Loan Document or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender and notwithstanding that the Administrative Agent, the Collateral Agent or any Lender may have had notice or knowledge of any Default or Event of Default or any failure of the Aggregate Exposure to be less than or equal to the Maximum Exposure or any failure of the Risk Ratio to be less than or equal to the Maximum Risk Ratio or any incorrect representation or warranty.

Section 9.03 Successors and Assigns. (a) Subject to clause (e) below, whenever in any Loan Document any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of such Person that are contained in this Credit and Security Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b) (i) Subject to execution and delivery to the Administrative Agent of an assignment and assumption agreement in form and substance satisfactory to the Administrative Agent (an “Assignment and Assumption”), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Credit and Security Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of the Borrower (which consent may be given or withheld by the Borrower in its sole and absolute discretion); provided, that no consent of the Borrower shall be required if (1) such transfer or assignment is to an Affiliate of any Lender with a credit rating from Standard & Poor’s Ratings

Group, Moody’s Investors Service, Inc. or Fitch Ratings equal to or better than one grade below Credit Suisse International’s corresponding credit rating from Standard & Poor’s Ratings Group, Moody’s Investors Service, Inc. or Fitch Ratings as of the date of such proposed transfer or assignment or [Redacted]. Upon the assignment of a Lender’s rights and obligations under this Credit and Security Agreement, the Borrower shall, at its expense, execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount in accordance with Section 2.03(c).

(ii) Subject to acceptance and recording thereof pursuant to clause (b)(iii) below, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto as a Lender to the same extent as if it were an original party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit and Security Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit and Security Agreement without any further consent or action by the Borrower, the Lenders or any other Person. In the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit and Security Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Credit and Security Agreement and the other Loan Documents that survive payment of the Secured Obligations and termination of the applicable agreement as if it continued as a Lender with respect to itself and its Related Parties (including, without limitation, Section 9.04 hereof).

(iii) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error. The Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit and Security Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(iv) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Credit and Security Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, in connection with any transfer or proposed transfer pursuant to this Section 9.03, disclose Information to any transferee or proposed transferee that has executed an agreement to preserve the confidentiality of such Information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.15.

(d) Any Lender may at any time assign (whether by transfer, charge, pledge, assignment or otherwise) all or any portion of its rights under any Loan Documents to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(e) The Borrower shall not assign or delegate any of its rights or duties under any of the Loan Documents without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.

Section 9.04 Expenses; Indemnity. (a) [Redacted].

(b) The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent and each Lender (including former Agents and Lenders in accordance with Sections 8.01(b) and 9.03(b)) and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including fees, charges and disbursements of counsel and any experts or sub agents appointed by it, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective rights or obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Loans, or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, or any of its Affiliates); provided that, in each case, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee. This Section 9.04(b) shall not apply to any Taxes, other than Taxes that represent losses, claims, damages, liabilities and related expenses attributable to non-Tax claims.

(c) The Agents or the Lenders may, in their sole discretion, elect to reduce Fees owed by the Borrower to the Agents or the Lenders under the Loan Documents in amounts not to exceed the Costs (as defined below) (the amount of any such reduction, a “Discount Amount”). If any Agent or the Lenders so elect:

(i) the Borrower shall be liable to reimburse the Agents or the Lenders, as applicable, for legal costs and expenses incurred in connection with the Loan Documents (the “Costs”) in an amount equal to that Discount Amount; and

(ii) the Borrower’s obligation to pay the Costs shall be immediately set-off against that Discount Amount.

The Borrower’s liability to pay the Costs under this clause (c) shall be without prejudice to any other obligation it may have pursuant to the Loan Documents to pay costs and expenses incurred by the Administrative Agent, the Collateral Agent or the Lenders in connection with the Loan Documents or their entry into them. For the avoidance of doubt, this clause (c) shall not either (i) obligate any Agent or any Lender to reimburse the Borrower in cash for any amounts previously paid by the Borrower under the Loan Documents or (ii) reduce the cash amount due from the Borrower for any Fees for any future period.

(d) [Reserved.]

(e) All amounts due under this Section 9.04 shall be payable on written demand therefor. Any such amount not paid on demand [Redacted] will bear interest for each day thereafter until paid at the rate specified in Section 2.05(b)(ii).

(f) To the extent permitted by Applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Documents, any other agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

Section 9.05 Right of Setoff. If an Event of Default has occurred and is continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or its Affiliates to or for the credit or the account of the Borrower against any of and all the obligations now or hereafter existing under any Loan Documents held by each Lender or its Affiliates, irrespective of whether or not such Lender or its Affiliates shall have made any demand under any Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 9.05 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 9.06 Applicable Law; Waiver of Jury Trial. (a) EACH LOAN DOCUMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF).

(b) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH ANY LOAN DOCUMENT. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE,

THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO EACH LOAN DOCUMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.06.

Section 9.07 Waivers; Amendment. (a) No failure or delay of the Administrative Agent, the Collateral Agent or any Lender in exercising, and no course of dealing with respect to, any power or right hereunder or under any other Loan Document, or the making of any Loan, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by this Section 9.07, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Neither this Credit and Security Agreement nor any provision hereof may be waived, amended, restated, supplemented or otherwise modified from time to time except, in the case of this Credit and Security Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or the Administrative Agent at the direction of the Required Lenders); provided that, no such agreement shall be effective if the effect thereof would be to:

(i) increase any Tranche Commitment or Commitment of any Lender or postpone the scheduled date of maturity beyond the Maturity Date, in each case, without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent or covenant, or any Default or Event of Default or any failure of the Aggregate Exposure to be less than or equal to the Maximum Exposure or any failure of the Risk Ratio to be less than or equal to the Maximum Risk Ratio shall constitute an increase in the Commitments of a Lender);

(ii) reduce the principal amount of any Loan or reduce the rate of interest thereon (other than interest pursuant to Section 2.05); or reduce any Fees payable hereunder, or change the form or currency of payment of any Secured Obligation, without the written consent of each Lender directly affected thereby;

(iii) (A) change the scheduled final maturity of any Loan, or any scheduled date of payment of or the installment otherwise due on the principal amount of any Loan, (B) postpone the date of payment of any Secured Obligation or any interest or fees payable hereunder, or (C) change the amount of, waive, or excuse any such payment (other than waiver of any increase in the interest rate pursuant to Section 2.05 or any mandatory prepayment pursuant to Section 2.07(b)), in any case, without the written consent of each Lender directly affected thereby;

(iv) permit the assignment or delegation by the Borrower of any of its rights or obligations under any Loan Document, without the written consent of each Lender;

(v) release all or a substantial portion of the Collateral from the Liens of the Collateral Documents without the written consent of each Lender;

(vi) change Section 2.07 in a manner that would alter any pro rata sharing of payments or setoffs required thereby or any provisions in a manner that would alter the pro rata allocation among the Lenders, without the written consent of each Lender directly affected thereby;

(vii) change any provision of this Section 9.07(b) without the written consent of each Lender directly affected thereby;

(viii) change the percentage set forth in the definition of “Required Lenders” or any provision of any Loan Document (including this Section 9.07(b)) specifying the number or percentage of Lenders required to waive, amend, or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, other than to increase such percentage or number or to give any additional Lender such right to waive, amend or modify or make any such determination or grant any such consent;

(ix) change or waive any provision of Article VIII as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case, without the written consent of such Agent; or

(x) change or waive any obligation of the Lenders relating to the making of any Loan, without the written consent of such Lenders.

Notwithstanding anything to the contrary in this Credit and Security Agreement or in any other Loan Document, the Administrative Agent may amend this Credit and Security Agreement or any other Loan Document to cure any defect or inconsistency or to correct clerical errors or omissions, or to effect clerical changes that are not adverse to the Borrower, the Manager or the Lenders, which amendment shall be effective on the date on which the Administrative Agent provides notice to Borrower and the Lenders of such amendment.

Section 9.08 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all Fees, charges and other amounts which are treated as interest on such Loan under Applicable Law, shall exceed the maximum lawful rate which may be contracted for, charged, taken, received or reserved by the applicable Lender or participation in accordance with Applicable Law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Fees, charges and other amounts payable in respect thereof, shall be limited to such maximum lawful rate and, to the extent lawful, the interest and Fees, charges and other amounts that would have been payable in respect of the Loans but were not payable as a result of the operation of this Section 9.08 shall be cumulated (without any interest, premium or penalty being payable on such cumulated amounts by the Borrower) and the amounts payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the maximum lawful rate therefor) until such cumulated amount shall have been received by such Lender.

Section 9.09 Conflicts Disclosure. Each of the Lenders, the Administrative Agent and the Collateral Agent hereunder and their respective Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Affiliate of Borrower as if it were not an Agent or a Lender hereunder. With respect to its Loans, each Agent shall have the same rights and powers under any Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

Section 9.10 Entire Agreement. The Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by the Loan Documents. Nothing in any Loan Document, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each Agent and Lender) any rights, remedies, obligations or liabilities under or by reason of such Loan Documents. This Credit and Security Agreement shall become effective when it shall have been executed by the Borrower, the Administrative Agent, the Collateral Agent and each Lender and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

Section 9.11 Severability. In the event any one or more of the provisions contained in any Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.12 Counterparts. This Credit and Security Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.10. Delivery of an executed signature page to this Credit and Security Agreement by facsimile transmission or other electronic transmission (including PDF) shall be as effective as delivery of a manually signed counterpart of this Credit and Security Agreement.

Section 9.13 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Credit and Security Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Credit and Security Agreement.

Section 9.14 Jurisdiction; Consent to Service of Process. (a) The Borrower agrees that it shall bring any legal action or proceeding against any other party arising out of or relating to any Loan Document or the transactions contemplated hereby or thereby in a New York State court or Federal court of the United States of America sitting in New York County, New York. The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of, and each other party to this Credit and Security Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of, any New York State court or Federal court of the United States of America sitting in New York County, New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Credit and Security Agreement shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to any Loan Documents against the Borrower or their properties in the courts of any other jurisdiction.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) The Borrower hereby irrevocably designates and appoints the Process Agent as its authorized agent to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in this Section 9.14 and hereby consents to process being served upon the Process Agent in any such suit, action or proceeding. The Borrower irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service and agrees that such service shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to it. Nothing in this provision shall affect the right of the Administrative Agent, the Collateral Agent or the Lenders to serve process in any other manner permitted by law or limit the right of the Administrative Agent, the Collateral Agent or the Lenders to bring proceedings against the Borrower in the courts of any jurisdiction or jurisdictions. The Borrower represents and warrants that the Process Agent has agreed in writing to accept such appointment and that a true copy of such designation and acceptance has been delivered to the Collateral Agent. Such designation and appointment shall be irrevocable until all Secured Obligations shall have been paid in full in accordance with the provisions hereof unless another such agent satisfactory to the Collateral Agent has been duly appointed. If such agent shall cease so to act, the Borrower covenants and agrees to designate irrevocably and appoint without delay another such agent satisfactory to the Collateral Agent and to deliver promptly to the Collateral Agent evidence in writing of such other agent’s acceptance of such appointment.

Section 9.15 Confidentiality. Each party hereto agrees to maintain the confidentiality of the Information (as defined below) and shall not use the Information for purposes not arising in connection with or as a result of this Credit and Security Agreement, except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any relevant regulatory authority or quasi-regulatory authority (including the National Association of Insurance Commissioners), (c) to the extent required by or advisable under Applicable Laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.15, to (i) with respect to the Agents and each Lender, any actual or prospective assignee or participant of any of its rights or obligations under any Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Affiliate of Borrower or any of their respective obligations, (f) with the consent of the disclosing party or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.15. For the purposes of this Section 9.15, “Information” means the Loan Documents, any term sheets or other preliminary information related thereto and all written information received from the disclosing party in connection with the Transactions and related to its business that is proprietary in nature and that was (i) clearly marked or labeled or otherwise adequately identified when received as being confidential information or (ii) is of such nature that it should reasonably be expected to be proprietary, other than any such information that (i) was available to the recipient on a nonconfidential basis prior to its disclosure by the disclosing party, (ii) was or is independently developed by the recipient. Any Person required to maintain the confidentiality of Information as provided in this Section 9.15 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information. Notwithstanding anything to the contrary herein, each party (and each of their employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of any transaction that may be described or included within the Information and all material of any kind (including opinions or other tax analyses) that may be provided to the Administrative Agent or the Lenders relating to such U.S. tax treatment and U.S. tax structure. For this purpose, the tax treatment of a transaction is the purported or claimed U.S. federal income tax treatment of the transaction, and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U.S. federal income tax treatment of the transaction.

Section 9.16 USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of the Lenders) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lenders or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA PATRIOT Act.

Section 9.17 Contractual Recognition of Bail-in. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges and accepts that any liability of any party to any other party under or in connection with the Loan Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a) any Bail-In Action in relation to any such liability, including (without limitation):

(i) a reduction in full or in part in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii) a conversion of all, or part of, of any such liability into shares or other instruments of ownership that may be issued to, or conferred on it; and

(iii) a cancellation of any such liability; and

(b) a variation of any term of any Loan Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

Section 9.18 Electronic Signatures. Any signature (including any electronic symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record) hereto or to any other certificate, agreement or document related to the Loan Documents, and any contract formation or record-keeping through electronic means (a “Communication”) shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act, and the parties hereby waive any objection to the contrary. Notwithstanding the foregoing, the Administrative Agent and the Lenders shall not be obligated to accept any such Communication as an original and may in any instance require that an original document be submitted to the Agents or Lenders in lieu of, or in addition to, any such Communication. Each party hereto acknowledges and agrees that it intends to conduct the transactions hereunder and any other transactions or actions taken in connection with the Loan Documents by electronic means.

ARTICLE X

COLLATERAL

Section 10.01 Grant of Security Interest. (a) In order to secure the full and punctual observance and performance when due of the Secured Obligations, (including any interest that accrues after the commencement of any proceeding under any Debtor Relief Laws relating to the Borrower, whether or not a claim for post filing or post petition interest or fees is allowed in such proceeding) payable by the Borrower to the Secured Parties pursuant to the Loan Documents, the Borrower hereby collaterally assigns, mortgages, pledges and grants to the Collateral Agent for the benefit of the Secured Parties a continuing security interest in and to, and a lien upon and right of set-off against, and agrees to transfer to the Collateral Agent for the benefit of the Secured Parties, as and by way of a security interest having priority over all other security interests, with power of sale, all of the Borrower’s rights, titles and interests in the following collateral (the “Collateral”), whether now owned or existing or hereafter acquired or arising and wherever located:

(i) the Custody Account, all Financial Assets held therein or credited thereto, all Securities Entitlements in respect thereof, all amounts on deposit therein and all other assets, including all cash and all interests of the Borrower in any entity, indicated on the Custodian’s books and records as being credited to or recorded in the Custody Account;

(ii) all shares, limited liability company interests, limited partnership interests and other Equity Interests in all Investment Funds not held in or credited to the Custody Account, and all Financial Assets and Security Entitlements in respect thereof;

(iii) all Accounts (other than Excluded Accounts), Chattel Paper, Documents, General Intangibles, Instruments, Investment Property, Securities, Financial Assets, Security Entitlements, Money, Securities Accounts, Deposit Accounts, Goods, Commercial Tort Claims (including, without limitation, those Commercial Tort Claims listed on Appendix 3), Letters of Credit, Letter of Credit Rights, Farm Products, Fixtures, Supporting Obligations, time deposits of money (whether or not evidenced by certificates and all rights to receive interest on said deposits), oil, gas, minerals and other assets, wherever located, in which the Borrower now has or hereafter acquires any right or interest, together with all instruments evidencing the foregoing, and all interest, cash and other property and assets from time to time received, receivable (whether accrued or unpaid, due or not yet due) or otherwise distributed in respect thereof;

(iv) all books, records (including computer software and electronic records) and property of any kind constituting or relating to any of the foregoing and all powers and rights now owned or hereafter acquired under or with respect to any of the foregoing; and

(v) all Proceeds of any of the foregoing (whether such Proceeds arise before or after the commencement of any proceeding under any applicable bankruptcy, insolvency or other similar law, by or against the Borrower or with respect to the Borrower);

provided that Collateral shall not include (I) any Excluded Account including (w) all rights accompanying any Excluded Account, (x) all Proceeds therefrom, (y) all present and future claims, demands, causes and choses in action in respect of any Excluded Account or and all proceeds of every kind and nature whatsoever in respect of any Excluded Account, all cash proceeds, accounts, notes, drafts, checks, deposit accounts, insurance proceeds, rights to payment of any and every kind and other forms of obligations, instruments and other property which at any time constitute all or part of or are included in the proceeds of any Excluded Account and any substitutions or replacements therefor, and (z) all books and records related to any Excluded Account, or (II) any right, title, or interest in any of the property described in clauses (ii) to (iv) above or any license, contract, instrument, document, or other agreement or governing document relating to the property described in clause (ii) to (iv) above (a) that validly prohibits the creation of a security interest thereon or expressly requires the consent of any person other than the Borrower and its affiliates which consent has not been obtained as a condition to the creation of such security interest, or (b) to the extent that any law, rule or regulation applicable thereto prohibits the creation of a security interest thereon, but only, in each case, to the extent, and for so long as, such prohibition or requirement for consent is enforceable and in effect (collectively, the “Excluded Property”); provided, however, that Excluded Property shall not include any proceeds, products, substitutions, or replacements of any Excluded Property (unless such proceeds, products, substitutions, or replacements would themselves otherwise constitute Excluded Property). The security interest granted by the Borrower pursuant to this Section 10.01 is granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or transfer or in any way affect, any obligation or liability of the Borrower with respect to any of the Collateral or any transaction in connection therewith.

Capitalized terms used in this Section 10.01, but not defined herein, have the meanings given to them in the UCC. The Borrower hereby authorizes the Collateral Agent to file, any and all financing statements, filings or registrations identifying the Borrower as “debtor” and describing any or all of the property subject to the security interest created under this Section 10.01, whether now owned or existing or hereafter acquired or arising, as the Collateral Agent deems necessary or desirable.

Section 10.02 Reserved.

Section 10.03 Remedies. (a) If an Event of Default has occurred and is continuing, the Collateral Agent may (and the Borrower agrees it shall be commercially reasonable for the Collateral Agent to) take any one or more of the following actions:

(i) exercise, in addition to all other rights and remedies granted to it in this Credit and Security Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies available to a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) and under any other Applicable Laws and enforce any other remedy available to the Collateral Agent on behalf of the Secured Parties at law or in equity;

(ii) without being required to give any notice, except as herein provided or as may be required by mandatory provisions of law, deliver a Notice of Exclusive Control to the Custodian and/or withdraw all cash or Cash Equivalents held in the Custody Account, and if there shall be no such cash or Cash Equivalents or if such cash or Cash Equivalents shall be insufficient to pay all the Secured Obligations in full, redeem the Collateral or any part thereof or sell, transfer, lease, license or otherwise dispose of the Collateral or any part thereof including, without limitation, by any of the following means:

(A) at any time and from time to time cause the Custodian to submit any redemption or withdrawal, request or similar document or instrument to redeem or withdraw any Equity Interests in an Investment Fund or any other asset held in or credited to the Custody Account, for cash or such other consideration as the Collateral Agent shall in its sole discretion determine and apply such proceeds in accordance with Section 10.04 (the parties hereto acknowledging and agreeing that, for purposes of Section 9-610 and 9-627 of the UCC, the Custodian’s submission of redemption or withdrawal requests or similar documents or instruments to redeem or withdraw Collateral consisting of Equity Interests in Investment Funds (or any other asset held in or credited to the Custody Account) shall constitute “commercially reasonable” conduct and procedures and any such redemption or withdrawal of such Investment (or any other asset held in or credited to the Custody Account) shall constitute a “commercially reasonable disposition” of such Collateral);

(B) a sale or transfer of any Collateral, upon giving at least ten (10) days prior written notice to the Borrower (which the Borrower hereby agrees shall constitute reasonable notice) of the time and place of any public sale thereof or the time promptly after which any private sale or other intended disposition thereof will be made (except in the case of Collateral that threatens to decline speedily in value or is of a type customarily sold on a recognized market, in which case notice shall be as the circumstances shall dictate or permit); provided that (x) any such notice shall contain the information specified in UCC Section 9-613, be authenticated and be sent to the parties required to be notified pursuant to UCC Section 9-611(c); and (y) if the Collateral Agent fails to comply with this sentence in any respect, its liability for such failure shall be limited to the liability (if any) imposed on it as a matter of law under the UCC; and

(C) any other sale of Collateral in a commercially reasonable manner, at public or private sales, or otherwise;

(iii) transfer any of the Collateral into the name of the Collateral Agent or its nominee;

(iv) enforce collection of any of the Collateral by suit or otherwise; surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any obligation of any nature of any party with respect thereto; and exercise all other rights of the Borrower in any of the Collateral or as further or otherwise provided pursuant to Section 10.05;

(v) bid for and acquire, unless prohibited by Applicable Law, free from any redemption right, the Collateral, or any part thereof, and, if Secured Parties are then the holders of the Secured Obligations or any participation or other interest therein, in lieu of paying cash therefor, the Collateral Agent on behalf of Secured Parties may make settlement for the selling price by crediting the net selling price, if any, upon the outstanding principal amount of the Secured Obligations, in such order and manner as the Collateral Agent on behalf of Secured Parties, in its discretion, may deem advisable. The Collateral Agent for the benefit of Secured Parties, upon so acquiring the Collateral, or any part thereof, shall be entitled to hold or otherwise deal with or dispose of the same in any manner not prohibited by Applicable Law; and

(vi) take possession or control of any proceeds of the Collateral.

(b) From time to time the Collateral Agent may, but shall not be obligated to, postpone the time and change the place of any proposed sale of any of the Collateral for which notice has been given as provided above if, in the judgment of the Collateral Agent, such postponement or change is necessary or appropriate in order that the provisions of this Credit and Security Agreement applicable to such sale may be fulfilled or in order to obtain more favorable conditions under which such sale may take place. In case of any sale by the Collateral Agent of any of the Collateral on credit, which may be elected at the option and in the complete discretion of the Collateral Agent, on behalf of Secured Parties, the Collateral so sold may be retained by the Collateral Agent for the benefit of Secured Parties until the selling price is paid by the purchaser, but neither the Collateral Agent nor the Secured Parties shall incur any liability in case of failure of the purchaser to take up and pay for the Collateral so sold. In case of any such failure, such Collateral so sold may be again similarly sold. After deducting all costs and expenses of every kind (including, without limitation, the attorneys’ fees and legal expenses incurred by the Collateral Agent), the Collateral Agent shall apply the proceeds of any sale or sales to pay the Secured Obligations in such order and manner as set forth in Section 10.04. The excess of such proceeds, if any, shall be paid to the Borrower. Neither the Collateral Agent nor the Secured Parties shall incur any liability as a result of the sale of the Collateral at any private sale or sales.

(c) In view of the position of the Borrower in relation to the Collateral comprised of Equity Interests (“Equity Interest Collateral”), or because of other current or future circumstances, a question may arise under the Securities Act or any similar statute hereafter enacted analogous in purpose or effect (such Securities Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Equity Interest Collateral permitted hereunder. The Borrower understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Collateral Agent if the Collateral Agent were to attempt to dispose of all or any part of the Equity Interest Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Equity Interest Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Collateral Agent in any attempt to dispose of all or part of the Equity Interest Collateral under applicable “blue sky” or other state securities laws or similar laws analogous in purpose or effect. The Borrower recognizes that if such restrictions and limitations are applicable, the Collateral Agent may, with respect to any sale of the Equity Interest Collateral, limit the purchasers to those who will agree, among other things, to acquire such Equity Interest Collateral for their own account, for investment, and not with a view to the distribution or resale thereof. The Borrower acknowledges and agrees if such restrictions and limitations are applicable, the Collateral Agent, in its sole and absolute discretion (i) may proceed to make such a sale in accordance with applicable Federal Securities Laws and state securities laws, whether or not a registration statement for the purpose of registering such Equity Interest Collateral or part thereof shall have been filed under the Federal Securities Laws and (ii) in compliance with applicable Federal Securities Laws and state securities laws, may approach and negotiate with a limited number of potential purchasers (including a single potential purchaser) to effect such sale. The Borrower acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Collateral Agent shall incur no responsibility or liability for selling all or any part of the Equity Interest Collateral at a price that the Collateral Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a limited number of purchasers (or a single purchaser) were approached. The provisions of this Section 10.03(c) will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Collateral Agent sells such Equity Interest Collateral.

Section 10.04 Application of Proceeds. If an Event of Default has occurred and is continuing, the Collateral Agent may apply (i) any cash held in the Custody Account and (ii) the proceeds of any redemption, withdrawal, sale, transfer or other disposition of all or any part of the Collateral, in the following order of priorities:

(a) first, to pay the costs and expenses of such sale or other disposition, including compensation to agents of and counsel for the Collateral Agent, and all costs and expenses, liabilities and advances incurred or made by the Collateral Agent in connection with the Loan Documents, and any other amounts then due and payable to the Collateral Agent or any other Secured Party in respect of any expenses in connection with or any indemnity under the Loan Documents;

(b) second, to pay to the Secured Parties all other Secured Obligations that are payment obligations, in such order as the Collateral Agent may determine; and

(c) finally, to pay to the Borrower or as a court of competent jurisdiction may direct, any surplus then remaining from the proceeds of the Collateral owned by it.

The Collateral Agent may make such distributions hereunder in cash or in kind or, on a ratable basis, in any combination thereof.

Section 10.05 Collateral Agent’s Appointment as Attorney-in-Fact. The Borrower hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Borrower and in the name of the Borrower or in its own name, at any time and from time to time in the Collateral Agent’s discretion, for the purpose of carrying out the terms of the Loan Documents, for the benefit of the Secured Parties and at the expense of the Borrower, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of any Loan Document, and, without limiting the generality of the foregoing, the Borrower hereby gives the Collateral Agent the power and right, on behalf of the Borrower, without notice to or assent by the Borrower, to take any of the actions described in Section 10.03 and to do any of the following:

(a) (i) in the Borrower’s name or in its own name, instruct the Custodian to demand withdrawal or redemption of Borrower’s Equity Interest in any Investment Funds or (ii) in the Borrower’s name or in its own name, instruct the issuer of any such Investment Funds to withdraw or redeem Borrower’s Equity Interest in such Investment Fund and, in each case, to receive, endorse and collect all proceeds of withdrawals or redemptions of such Investments;

(b) in the name of the Borrower or its own name, or otherwise, to take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Account (other than Excluded Accounts), Instrument, Chattel Paper, General Intangible or with respect to any other Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Account (other than Excluded Accounts), Instrument, Chattel Paper, General Intangible or with respect to any other Collateral whenever payable;

(c) to pay or discharge taxes and Liens levied or placed on or threatened against the Collateral called for by the terms of this Credit and Security Agreement;

(d) to execute, in connection with any sale provided for in Section 10.03 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(e) (i) to direct any party liable to make any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct; (ii) to ask or demand for, collect, receive and give acquittance for payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (iii) to sign and indorse any invoices, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (iv) to commence, compound and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any proceeds thereof and to enforce any other right in respect of any Collateral; (v) to defend any suit, action or proceeding brought against the Borrower with respect to any Collateral; (vi) to settle, compromise or adjust any such suit, action or proceeding and, in connection with the Collateral, to give such discharges or releases or to extend the time of payment of any or all thereof and to make any allowance or other adjustment with reference thereto as the Collateral Agent may deem appropriate; and (vii) generally, to sell, charge, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and to do, at the Collateral Agent’s option and the Borrower’s expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s Liens thereon for the ratable benefit of the Secured Parties and to effect the intent of the Loan Documents, all as fully and effectively as the Borrower might do.

(f) To the extent permitted under applicable laws, the Borrower hereby authorizes the Collateral Agent to execute and file, in the name of the Borrower (and any trustee, trust or other legal entity or subdivision referenced therein) with or without its signature, as applicable, UCC financing and continuation statements that indicate the Collateral (i) as all assets of such Borrower or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC of such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and any other filing, recording or registration (including any filing, recording or registration that may be necessary or appropriate under Section 4.02(d) that the Collateral Agent in its sole discretion may deem necessary or appropriate to further protect or maintain the perfection of its security interest in the Collateral).

Anything in this Section 10.05 to the contrary notwithstanding, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 10.05 unless an Event of Default has occurred and is continuing.

The Borrower hereby ratifies all that said attorneys-in-fact shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and is irrevocable.

Section 10.06 Ownership Rights; Payments and Distributions. (a) Unless and until an Event of Default has occurred and is continuing, the Borrower shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of any Collateral or any part thereof for any purpose consistent with the terms of the Loan Documents; provided, however, that the Borrower will not be entitled to exercise any such right (x) if the result thereof could adversely affect the rights and remedies of the Collateral Agent and the Secured Parties under the Loan Documents or the ability of the Collateral Agent to exercise the same, (y) if such right pertains to any matter set forth in Section 5.03(a)(x), without the Borrower using commercially reasonable efforts to obtain the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld if, before and after giving effect to any such exercise, (A) no Default or Event of Default shall have occurred and be continuing, (B) the Aggregate Exposure shall not exceed the Maximum Exposure, and (C) the Risk Ratio shall not exceed the Maximum Risk Ratio) or (z) if the exercise of such right could reasonably be expected to result in a Default, an Event of Default, the Aggregate Exposure exceeding the Maximum Exposure or the Risk Ratio exceeding the Maximum Risk Ratio.

(b) The Borrower shall deposit and, subject to Section 6.05(a), hold in the Custody Account (A) any and all dividends or payments on or distributed in respect of the Collateral and (B) all cash or non-cash returns on capital and all other distributions made on or in respect of the Collateral, whether paid or payable in cash or otherwise, whether received in exchange for Collateral or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, and all such property and proceeds shall be and become part of the Collateral in accordance with Section 5.07.

(c) All interest, principal or other distributions received by the Borrower contrary to the provisions of Section 5.07 or this Section 10.06 shall be held in trust for the benefit of the Collateral Agent, shall be segregated from other property or funds of the Borrower and shall be forthwith delivered to the Collateral Agent upon demand in the same form as so received (with any necessary endorsement). Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 10.04.

(d) Upon the occurrence and during the continuation of an Event of Default, all rights of the Borrower to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a) of this Section 10.06 shall cease, and all such rights shall thereupon become vested in the Collateral Agent or its assignee, which shall have, to the extent of the Collateral Agent’s interest in the Collateral, the sole and exclusive right and authority to exercise such voting and consensual rights and powers,

Section 10.07 Limitation on Duty in Respect of Collateral. Except to the extent required by law, beyond the exercise of reasonable care in the custody and preservation thereof, the Collateral Agent will have no duty as to any Collateral in its possession or control or in the possession or control of any sub-agent or bailee (including, without limitation, any custodian, securities intermediary or depositary) or any income therefrom or as to the preservation of rights against prior parties or any other rights pertaining thereto. The Collateral Agent will be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession or control if such Collateral is accorded treatment substantially equal to that which it accords its own property, and will not be liable or responsible for any loss or damage to any Collateral, or for any diminution in the value thereof, by reason of any act or omission of any sub-agent or bailee (including, without limitation, any custodian, securities intermediary or depositary) selected by the Collateral Agent in good faith.

Section 10.08 Termination, Release. The Liens granted by the Borrower shall terminate and all rights of the Collateral Agent to the Collateral shall revert to the Borrower when (a) the Collateral Agent has confirmed in writing that the Commitment, the Tranche FX Commitment, the Tranche L Commitment and the Tranche S Commitment shall have terminated whether on the Scheduled Maturity Date or otherwise and (b) all Secured Obligations shall have been paid in full. Upon any such termination of the Liens and release of Collateral, the Collateral Agent will, at the expense of the Borrower, execute and deliver to the Borrower such documents as the Borrower shall reasonably request to evidence the termination of the Liens and the release of the Collateral.

Section 10.09 Reinstatement. This Credit and Security Agreement shall remain in full force and effect and continue to be effective or be reinstated if at any time payment and performance of the Secured Obligations, or any part thereof, is rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether pursuant to any insolvency law regulation, court order, contractual term or otherwise, all as though such payment or performance had not been made. In such event, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned. The provisions of this Section 10.08 shall survive the termination of this Credit and Security Agreement and remain operative and in full force and effect regardless of the invalidity or unenforceability of any term or provision of any Loan Document, or any investigation made by or on behalf of the Collateral Agent or any Lender.

[APPENDICES AND EXHIBITS FOLLOW]

APPENDIX 1: LOAN SUMMARY

Loan Summary (the “Loan Summary”)

All parties must sign this Loan Summary in the space(s) provided at the end of the Acknowledgements and Agreements. This Loan Summary shall incorporate all of the terms of the Terms and Conditions to the Credit and Security Agreement attached hereto and, upon delivery by Borrower to the Administrative Agent of a fully executed Loan Summary, such agreements (the “Credit and Security Agreement”) shall form binding and enforceable agreements of Borrower. Capitalized terms used herein and not otherwise defined herein have the meanings set forth in the Terms and Conditions to the Credit and Security Agreement.

Defined Terms

Acceptable Accounting Firm	means Deloitte, Ernst & Young, PwC, KPMG, or such other independent public accountants of recognized national standing approved in advance in writing by the Administrative Agent.

Additional Closing Deliverables	means none.

Administration Services Agreement	means that certain Administration Services Agreement, dated as of March 2, 2021 between the Borrower and the Administrator.

Administrator	means BNY Mellon Investment Servicing (US) Inc.

Borrower	BlackRock Hedge Fund Guided Portfolio Solution, a Delaware statutory trust

Change of Control	means the Manager shall cease to be the investment manager of the Borrower.

Closing Date	means September 17, 2021.

Collateral Documents	means (a) the Credit and Security Agreement, the Control Agreement, (b) any additional pledges, security agreements, control agreements, mortgages, deeds of trust, guarantees, subordination agreements, instruments, powers of attorney, assignments, contracts, notices, financing statements and all other documents whether heretofore, now or hereafter executed in connection with the Credit and Security Agreement and (c) any other instruments and documents executed and delivered or required to be executed or delivered pursuant to the Loan Documents or any of the foregoing or pursuant to Section 5.06, in each case as may be amended, restated, supplemented or otherwise modified from time to time.

Commitment	means $5,000,000.

Commitment Floor	means none.

Control Agreement	means the Account Control Agreement, dated as of the Closing Date, among the Borrower, the Collateral Agent and the Custodian, as may be amended, restated, supplemented or otherwise modified from time to time.

Credit Support Fee	is not applicable.

Credit Support Fee Rate	is not applicable.

CS Permitted Derivative Independent Amount	is not applicable.

Custodian	means The Bank of New York Mellon.

Appendix 1-1

Defined Terms

Custody Account	means collectively, the Deposit Collateral Account and the Securities Collateral Account as such terms are defined in the Control Agreement.

Custody Agreement	means the Custody Agreement, dated as of March 2, 2021, between the Borrower and the Custodian.

Default Rate	means [Redacted].

Disqualified Lender	None.

Early Termination Fee Rate	means [Redacted].

Evaluation Date	means the most recent of (a) December 31, 2020 or (b) the date of formation of the Borrower.

Excluded Accounts	means (a) each Prime Brokerage Account provided that the value of all assets credited to such Prime Brokerage Accounts does not exceed 30% of the NAV of the Borrower, and (b)any account opened and operated in connection with delivering or receiving collateral for a Permitted Derivative Contract.

Existing Indebtedness	is not applicable.

Leverage Limitation	means any limitation on the amount of Indebtedness that can be incurred by the Borrower, whether under applicable law, its Governing Documents or otherwise.

Local Counsel	Means Morris, Nichols, Arsht & Tunnell LLP.

Management Agreement	means the Investment Management Agreement dated as of March 22, 2021, between the Borrower and the Manager.

Manager	means BlackRock Advisors, LLC, with its principal place of business located at 100 Bellevue Parkway, Wilmington, Delaware 19809.

Maximum Aggregate Volatility	means [Redacted].

Maximum Exposure	means at any time the lesser of (a) the Commitment and (b) the product of the Aggregate Collateral Value at such time and the Maximum Risk Ratio.

Maximum Risk Ratio	means the lesser of (a) 25% and (b) one minus the Haircut.

Minimum Diversification Factor	means [Redacted].

NAV Percentage	means 75%.

Other Permitted Indebtedness	is not applicable.

Payoff Documents	is not applicable.

Permitted Account	is not applicable.

Permitted Derivative Contract	is not applicable.

Permitted Indebtedness	means (a) the Secured Obligations under the Loan Documents (other than, except to the extent permitted by the Control Agreement, the Custody Agreement) and (b) repurchase instruments issued to holders of the Borrower’s Equity Interests in connection with repurchases of equity interests of the Borrower as described in the “Repurchases of Shares” section of the prospectus.

Permitted Liens	is not applicable.

Appendix 1-2

Defined Terms

Permitted Subsidiary	means a wholly-owned Subsidiary of the Borrower formed and maintained solely for the purpose of holding Equity Interests in a hedge fund, investment partnership or other investment fund.

Process Agent	is not applicable.

Prospectus	means the Prospectus of the Borrower, dated as of July 29, 2021 and any amendments approved in advance in writing by the Administrative Agent.

Scheduled Maturity Date	means September 16, 2022, as such date may be extended from time to time pursuant to Section 2.03(f); provided, that if such day is not a Business Day, the Scheduled Maturity Date shall be the next succeeding Payment Business Day thereafter.

Threshold Amount	means the [Redacted].

Tranche Terms	means the terms set forth in the chart below.

Defined Term	Tranche FX	Tranche L	Tranche S	Tranche U
Tranche Commitment	N/A	N/A	$5,000,000	N/A
Commitment Fee Rate	N/A	N/A	0.35%	N/A
Applicable Percentage	N/A	N/A	1.35%	N/A

Appendix 1-3

ACKNOWLEDGMENTS AND AGREEMENTS

BY SIGNING BELOW, EACH PARTY HERETO, ACKNOWLEDGES AND AGREES THAT:

EACH SUCH PERSON HAS RECEIVED, REVIEWED AND UNDERSTANDS THE PROVISIONS OF THE TERMS AND CONDITIONS TO CREDIT AND SECURITY AGREEMENT. Each such Person agrees to be bound by the terms and conditions of Credit and Security Agreement and any and all other documents and agreements entered into by such person in connection with this Loan Summary and the Loan Documents. The Credit and Security Agreement shall, upon delivery by Lender to Borrower of a fully executed Loan Summary, form binding and enforceable agreements of Borrower (without any further action by the parties hereto). For the avoidance of doubt, each Person identified as a Borrower in the Loan Summary shall be bound as a Borrower under the Credit and Security Agreement. This Loan Summary constitutes a Loan Document.

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Credit and Security Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BlackRock Hedge Fund Guided Portfolio Solution

By:
Name:
Title:

Signature page to Loan Summary

CREDIT SUISSE INTERNATIONAL, as Initial Lender, Administrative Agent and Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

Signature page to Loan Summary

APPENDIX 2: HAIRCUT METHODOLOGY

Haircut	The greater of (a) the ratio (expressed as a percentage) of (i) the aggregate Haircut Amount for each of Borrower’s Equity Interest in an Investment Fund to (ii) the Aggregate Collateral Value and (b) the Minimum Haircut.

Minimum Haircut	The sum of the two largest Manager Percentages.

Investment Fund	A hedge fund, investment partnership or other investment fund in which an Equity Interest is owned by the Borrower and in which the Collateral Agent has a first priority perfected security interest.

Market Value

The market value of any of Borrower’s Equity Interest in any Investment Fund as determined by the Collateral Agent in its sole discretion; provided, that at any time other than during a Dual Control Period, (i) any of Borrower’s Equity Interest in Investment Funds for which redemptions have been submitted and have not been revoked or cancelled and (ii) any of Borrower’s Equity Interest in Investment Funds that have a stated liquidity of seven (7) days or less shall, in each case, be assigned a Market Value of zero. [Redacted]. For the avoidance of doubt, Investment Funds that are (i) not approved as eligible collateral by the Collateral Agent or (ii) not held in the Custody Account subject to a perfected first priority security interest (solely with respect to priority, subject to the Permitted Custodial Liens) in favor of the Collateral Agent, shall be assigned a Market Value of zero.

If at any time the Diversification Factor is less than the Minimum Diversification Factor the Market Value of the Borrower’s largest Equity Interest in an Investment Fund allocation will be reduced such that after such reduction the Diversification Factor equals the Minimum Diversification Factor.

Diversification Factor	One divided by the sum of the squares of the Market Value of each Investment Fund, each expressed as a percentage of Aggregate Collateral Value.

Haircut Amount	For each of Borrower’s Equity Interest in an Investment Fund, the sum of (a) the Base Haircut Amount, (b) the Manager Concentration Haircut Amount, (c) the Strategy Concentration Haircut Amount and (d) the Redemption Fee Haircut Amount.

Base Haircut Amount

For each of Borrower’s Equity Interest in an Investment Fund, the product of (a) the Market Value and (b) the interpolated percentage produced by the Base Haircut Table as a function of Liquidity and the Diversification Factor. “Liquidity” shall mean at any time with respect to any Investment Fund, the maximum number of calendar days (including any notice and lock-up periods) required by the applicable Investment Fund to redeem substantially all investments in such Investment Fund, as adjusted by the Collateral Agent to account for any limitations that the Investment Fund imposes on the amount of investments in such Investment Fund that may be redeemed by an investor (including, but not limited to, limitations on the aggregate net asset value or percentage of investments in such Investment Fund that may be redeemed in any given period).

The Collateral Agent may increase the Base Haircut Amount in the event of a material change in liquidity, investment strategy, change in key management, or any other material event deemed relevant by the Collateral Agent.

Appendix 2-1

Manager Concentration Haircut Amount

For each of Borrower’s Equity Interest in an Investment Fund, the product of (a) the Excess Manager Percentage and (b) its Market Value less any previously applied Haircut Amounts.

The Manager Percentage equals the ratio of (i) the Market Value of all Investments managed by a single manager (or managers) to (ii) the Aggregate Collateral Value.

The Excess Manager Percentage equals the ratio of (A) 75% of the excess (if any) of the Manager Percentage for the manager of each Investment over 15% to (B) the Manager Percentage for such manager.

Redemption Fee Haircut Amount	For each of Borrower’s Equity Interest in an Investment Fund, any fee that would be paid to redeem such Investment less any previously applied Haircut Amounts.

Strategy Concentration Haircut Amount

For each of Borrower’s Equity Interest in an Investment Fund, the product of (a) the Excess Strategy Percentage and (b) its Market Value less any previously applied Haircut Amounts.

The Strategy Percentage is equal to the ratio of (i) the aggregate Market Value of all of Borrower’s Equity Interests in Investment Funds with the same Strategy Classification to (ii) the Aggregate Collateral Value.

The Excess Strategy Percentage equals the ratio of (X) 50% of the excess (if any) of the Strategy Percentage for a Strategy Classification of each of Borrower’s Equity Interest in an Investment Fund over the Strategy Classification Threshold to (Y) the Strategy Percentage for such strategy.

Table 1 – Base Haircut Table

	Diversification Factor
Liquidity (in days)	40	20	15	10	5
60	30%	34%	38%	44%	60%
120	30%	36%	40%	46%	62%
180	32%	39%	42%	49%	64%
270	36%	43%	46%	52%	68%
455	44%	50%	58%	66%	76%
730	55%	65%	75%	85%	95%
1095	85%	90%	100%	100%	100%
1096	100%	100%	100%	100%	100%

Table 2 – Strategy Classification Table

Strategy Classification	Strategy Classification Threshold
Equity Market Neutral	45%
Equity Long Short	45%
Global Macro	35%
Managed Futures	35%
Convertible Arbitrage	35%
Event Driven	35%
Fixed Income Arbitrage	35%
Multi Strategy	35%
Equity Short Bias	25%
Emerging Markets	25%

Appendix 2-2

APPENDIX 3: NOTICE INFORMATION; INFORMATION REGARDING COLLATERAL

The exact legal name of the Borrower as that name appears on its formation documents as registered in the jurisdiction identified below and, if the Borrower is a registered organization, on the public record of the Borrower’s jurisdiction of organization, is as follows:

Name of Borrower	Jurisdiction of Organization
BlackRock Hedge Fund Guided Portfolio Solution	Delaware

The following is the address and/or electronic mail address of the Borrower for notices:

Address & E-Mail Address
[Redacted]. with a copy to: [Redacted].

If different from its mailing address above, the Borrower’s place of business or, if more than one, its chief executive office is located at the following address:

Other Place of Business or Chief Executive Office

The following is the type of organization of the Borrower:

Type of Organization
Delaware Statutory Trust

The following is the Borrower’s state-issued organizational identification number (state “None” if the state does not issue such a number):

Organization Identification Number
[Redacted].

The following is the Borrower’s United States tax identification number (state “None” if the Borrower is not a United States entity):

Tax Identification Number
[Redacted].

The following is the Borrower’s location for purposes of 9-307 of the UCC:

Location
Delaware

The following is a list of all other names (including trade names) used by the Borrower, or any other business organization to which the Borrower became a successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise during the past five years:

Trade Names, Predecessor Organizations
BlackRock Hedge Fund Guided Portfolio Solution

The following is a list of all Commercial Tort Claims held by the Borrower, including a summary description of each such claim.

Commercial Tort Claims
None

Appendix 3-1